                           REVOLVING CREDIT AGREEMENT


                          Dated as of April 26, 1996


                                     among


                          DECISIONONE HOLDINGS CORP.,
                            DECISIONONE CORPORATION
                       THE FIRST NATIONAL BANK OF BOSTON,
                           BANK OF AMERICA ILLINOIS,
                           NATIONSBANK OF TEXAS, N.A.
         and the other lending institutions listed on Schedule I hereto
                                                      -------- -


                                      and


                       THE FIRST NATIONAL BANK OF BOSTON
                as Syndication Agent and Letter of Credit Agent,
             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                            as Documentation Agent,
                           NATIONSBANK OF TEXAS, N.A.
                                    as Agent
                                      and
           MELLON BANK, N.A. and THE BANK OF NOVA SCOTIA as Co-Agents


                                      with


                       THE FIRST NATIONAL BANK OF BOSTON,
                               BA SECURITIES INC.
                                      and
                       NATIONSBANC CAPITAL MARKETS, INC.,
                              all having acted as
                         arrangers for this transaction

                               TABLE OF CONTENTS
                               ----- -- --------

  1. DEFINITIONS AND RULES OF INTERPRETATION.................. 1
       1.1. Definitions....................................... 1
       1.2. Rules of Interpretation........................... 14
  2. THE REVOLVING CREDIT FACILITY............................ 15
       2.1. Commitment to Lend................................ 15
       2.2. Commitment Fee.................................... 15
       2.3. Reduction of Total Commitment..................... 16
       2.4. The Revolving Credit Notes........................ 16
       2.5. Interest on Revolving Credit Loans................ 16
       2.6. Requests for Revolving Credit Loans............... 17
       2.7. Conversion Options................................ 17
              2.7.1. Conversion to Different Type of
              Revolving Credit Loan........................... 17
              2.7.2. Continuation of Type of Revolving
              Credit Loan..................................... 18
              2.7.3. Eurodollar Rate Loans.................... 18
       2.8. Funds for Revolving Credit Loan................... 18
              2.8.1. Funding Procedures....................... 18
              2.8.2. Advances by Agent........................ 19
   3. REPAYMENT OF THE REVOLVING CREDIT LOANS................. 19
       3.1. Maturity.......................................... 19
       3.2. Mandatory Repayments of Revolving Credit Loans.... 19
       3.3. Optional Repayments of Revolving Credit Loans..... 19
   4. LETTERS OF CREDIT....................................... 20
       4.1. Letter of Credit Commitments...................... 20
              4.1.1. Commitment to Issue Letters of Credit.... 20
              4.1.2. Letter of Credit Applications............ 20
              4.1.3. Terms of Letters of Credit............... 21
              4.1.4. Reimbursement Obligations of Banks....... 21
              4.1.5. Participations of Banks.................. 21
       4.2. Reimbursement Obligation of the Borrower.......... 21
       4.3. Letter of Credit Payments......................... 22
       4.4. Obligations Absolute.............................. 22
       4.5. Reliance by Issuer................................ 23
       4.6. Letter of Credit Fee.............................. 23
   5. CERTAIN GENERAL PROVISIONS.............................. 24
       5.1. Closing Fee....................................... 24
       5.2. Funds for Payments................................ 24
              5.2.1. Payments to Agent........................ 24
              5.2.2. Net Payments............................. 24
       5.3. Computations...................................... 25
       5.4. Inability to Determine Eurodollar Rate............ 26
       5.5. Illegality........................................ 26
       5.6. Additional Costs, etc............................. 26
       5.7. Capital Adequacy.................................. 27
       5.8. Certificate....................................... 28

                                     -ii-

       5.9.  Indemnity........................................ 28
       5.10. Interest After Default........................... 28
               5.10.1.  Overdue Amounts....................... 28
               5.10.2.  Amounts Not Overdue................... 29
       5.11. Replacement Banks................................ 29
  6. GUARANTY................................................. 29
       6.1.  Guaranties of Holdings Companies................. 29
       6.2.  New Subsidiaries................................. 30
  7. REPRESENTATIONS AND WARRANTIES........................... 30
       7.1.  Corporate Authority.............................. 30
               7.1.1.  Incorporation; Good Standing........... 30
               7.1.2.  Authorization.......................... 30
               7.1.3.  Enforceability......................... 30
       7.2.  Governmental Approvals........................... 31
       7.3.  Title to Properties; Leases...................... 31
       7.4.  Financial Statements and Projections............. 31
               7.4.1.  Financial Statements................... 31
               7.4.2.  Projections............................ 31
       7.5.  No Material Changes, etc......................... 31
       7.6.  Franchises, Patents, Copyrights, etc............. 32
       7.7.  Litigation....................................... 32
       7.8.  No Materially Adverse Contracts, etc............. 32
       7.9.  Compliance with Other Instruments, Laws, etc..... 32
       7.10. Tax Status....................................... 32
       7.11. No Event of Default.............................. 33
       7.12. Holding Company and Investment Company Acts...... 33
       7.13. Liens............................................ 33
               7.13.1. Absence of Financing Statements........ 33
               7.13.2. No Mortgages; Etc...................... 33
       7.14. Other Representations............................ 33
       7.15. Certain Transactions............................. 33
       7.16. Employee Benefit Plans........................... 34
               7.16.1. In General............................. 34
               7.16.2. Terminability of Welfare Plans......... 34
               7.16.3. Guaranteed Pension Plans............... 34
               7.16.4. Multiemployer Plans.................... 34
       7.17. Regulations U and X.............................. 34
       7.18. Environmental Compliance......................... 35
       7.19. Subsidiaries, etc................................ 36
       7.20. Chief Executive Offices.......................... 36
       7.21. Fiscal Year...................................... 36
       7.22. Disclosure....................................... 37
       7.23. Insurance........................................ 37
       7.24. Repayment of Subordinated Debt................... 37
       7.25. Consummation of IPO.............................. 37
  8. AFFIRMATIVE COVENANTS OF THE BORROWER AND Holdings....... 37
       8.1.  Punctual Payment................................. 37

                                     -iii-

       8.2.  Maintenance of Office............................ 37
       8.3.  Records and Accounts............................. 37
       8.4.  Financial Statements, Certificates and
             Information...................................... 37
       8.5.  Notices.......................................... 39
               8.5.1.  Defaults............................... 39
               8.5.2.  Environmental Events................... 40
               8.5.3.  Notice of Litigation and Judgments..... 40
       8.6.  Corporate Existence; Maintenance of Properties... 40
       8.7.  Insurance........................................ 40
       8.8.  Taxes............................................ 41
       8.9.  Inspection of Properties and Books, etc.......... 41
               8.9.1.  General................................ 41
               8.9.2.  Communications with Accountants........ 41
       8.10. Compliance with Laws, Contracts, Licenses
             and Permits...................................... 42
       8.11. Employee Benefit Plans........................... 42
       8.12. Use of Proceeds.................................. 42
       8.13. Fair Labor Standards Act......................... 42
       8.14. Further Assurances............................... 43
  9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND Holdings.. 43
       9.1.  Restrictions on Indebtedness..................... 43
       9.2.  Restrictions on Liens............................ 45
       9.3.  Restrictions on Investments...................... 47
       9.4.  Distributions.................................... 48
       9.5.  Merger, Consolidation and Disposition of Assets.. 48
               9.5.1.  Mergers and Acquisitions............... 48
               9.5.2.  Disposition of Assets.................. 48
       9.6.  Sale and Leaseback............................... 49
       9.7.  Compliance with Environmental Laws............... 49
       9.8.  Capitalization................................... 50
       9.9.  Employee Benefit Plans........................... 50
       9.10. Fiscal Year...................................... 50
       9.11. Negative Pledges................................. 50
       9.12. Transactions with Affiliates..................... 51
       9.13. Upstream Limitations............................. 51
       9.14. Inconsistent Agreements.......................... 51
       9.15. Additional Shares................................ 51
       9.16. Decision Switzerland............................. 51
  10. FINANCIAL COVENANTS OF THE BORROWER..................... 51
       10.1. Interest Coverage Test........................... 51
       10.2. Consolidated Net Worth........................... 52
       10.3. Debt Ratio....................................... 52
  11. CLOSING CONDITIONS...................................... 52
       11.1. Loan Documents................................... 52
       11.2. Certified Copies of Charter Documents............ 52
       11.3. Corporate Action................................. 52
       11.4. Incumbency Certificate........................... 52

                                  -iv-

       11.5.  UCC Search Results............................... 52
       11.6.  Certificates of Insurance........................ 52
       11.7.  Solvency Certificate............................. 53
       11.8.  Opinion of Counsel............................... 53
       11.9.  Payment of Fees.................................. 53
       11.10. Disbursement Instructions........................ 53
       11.11. Termination of Commitments under Prior Credit
       Agreement............................................... 53
  12. CONDITIONS TO ALL BORROWINGS............................. 53
       12.1.  Representations True; No Event of Default........ 53
       12.2.  No Legal Impediment.............................. 53
       12.3.  Governmental Regulation.......................... 54
       12.4.  Proceedings and Documents........................ 54
  13. EVENTS OF DEFAULT; ACCELERATION; ETC..................... 54
       13.1.  Events of Default and Acceleration............... 54
       13.2.  Termination of Commitments....................... 57
       13.3.  Remedies......................................... 57
       13.4.  Distribution of Proceeds......................... 58
  14. SETOFF................................................... 58
  15. THE AGENT................................................ 59
       15.1.  Authorization.................................... 59
       15.2.  Employees and Agents............................. 60
       15.3.  No Liability..................................... 60
       15.4.  No Representations............................... 60
       15.5.  Payments......................................... 60
                15.5.1.  Payments to Agent..................... 60
                15.5.2.  Distribution by Agent................. 60
                15.5.3.  Delinquent Banks...................... 61
       15.6.  Holders of Revolving Credit Notes................ 61
       15.7.  Indemnity........................................ 61
       15.8.  Agent as Bank.................................... 62
       15.9.  Resignation...................................... 62
       15.10. Notification of Defaults and Events of Default... 62
       15.11. Duties in the Case of Enforcement................ 62
       15.12. Duties of Documentation Agent.................... 62
  16. EXPENSES................................................. 63
  17. INDEMNIFICATION.......................................... 63
  18. SURVIVAL OF COVENANTS, ETC............................... 64
  19. ASSIGNMENT AND PARTICIPATION............................. 64
       19.1.  Conditions to Assignment by Banks................ 64
       19.2.  Certain Representations and Warranties;
       Limitations; Covenants.................................. 65
       19.3.  Register......................................... 66
       19.4.  New Revolving Credit Notes....................... 66
       19.5.  Participations................................... 66
       19.6.  Disclosure....................................... 67
       19.7.  Assignee or Participant Affiliated with the
       Borrower................................................ 67

                                      -v-

         19.8.  Miscellaneous Assignment Provisions.............  67
         19.9.  Assignment by Borrower..........................  68
  20.  NOTICES, ETC.............................................  68
  21.  GOVERNING LAW............................................  68
  22.  HEADINGS.................................................  69
  23.  COUNTERPARTS.............................................  69
  24.  ENTIRE AGREEMENT, ETC....................................  69
  25.  WAIVER OF JURY TRIAL.....................................  69
  26.  CONSENTS, AMENDMENTS, WAIVERS, ETC.......................  70
  27.  SEVERABILITY.............................................  70
(S)28. TRANSITIONAL ARRANGEMENTS................................  70
         28.1.  Prior Credit Agreement Superseded...............  70

                                   Exhibits

     Exhibit A             Form of Revolving Credit Note
     Exhibit B             Form of Loan Request
     Exhibit C             Form of Compliance Certificate
     Exhibit D             Form of Assignment and Acceptance


                                   Schedules


     Schedule I            Banks; Commitments
     Schedule 7.3*
     Schedule 7.6*
     Schedule 7.7*
     Schedule 7.10*
     Schedule 7.18*
     Schedule 7.19*
     Schedule 7.23*
     Schedule 9.1*
     Schedule 9.2*
     Schedule 9.3*

     ---------------------------------------------
     * Schedules have been omitted and will be provided to the Commission upon request

                           REVOLVING CREDIT AGREEMENT



     This REVOLVING CREDIT AGREEMENT is made as of April 26, 1996, by and among
(a) DECISIONONE HOLDINGS CORP., a Delaware corporation ("Holdings"), (b) DECISIONONE CORPORATION, (the "Borrower") a Delaware corporation having its principal place of business at 50 East Swedesford Road, Frazer, Pennsylvania 19355, (c) THE FIRST NATIONAL BANK OF BOSTON, BANK OF AMERICA ILLINOIS, NATIONSBANK OF TEXAS, N.A. and the other lending institutions listed on
Schedule 1 hereto (collectively and with any other Person who becomes an
- -------- -
assignee of any rights and obligations of any such lending institution pursuant to (S)19 hereof, the "Banks"), (d) BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as documentation agent for the Banks (the "Documentation Agent"),
(e) NATIONSBANK OF TEXAS, N.A., as administrative agent for the Banks (the "Agent"), (f) THE FIRST NATIONAL BANK OF BOSTON, as syndication agent for the Banks (the "Syndication Agent"), (g) THE FIRST NATIONAL BANK OF BOSTON, as letter of credit agent for the Banks (the "LC Agent") and (h) MELLON BANK, N.A., and THE BANK OF NOVA SCOTIA as co-agents for the Banks (the "Co-Agents", and, collectively with the Documentation Agent, the Agent, the Syndication Agent and the LC Agent, the "Bank Agents").

     WHEREAS, pursuant to the Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 20, 1995 (as amended and in effect from time to time, the "Prior Credit Agreement"), by and among Holdings, the Borrower, the lenders party thereto (the "Prior Lenders") and certain of the Bank Agents as agents for the Prior Lenders the Prior Lenders made loans to the Borrower for the purpose of financing, among other things an acquisition, and made available revolving credit loans for general corporate and working capital purposes; and

     WHEREAS, Holdings and the Borrower have requested that the Banks replace the financing provided under the Prior Credit Agreement and the Banks are willing to provide such financing on the terms and conditions set forth herein;

     NOW, THEREFORE, Holdings, the Borrower, the Banks and the Bank Agents agree as follows:

                  1. DEFINITIONS AND RULES OF INTERPRETATION.
                     ----------- --- ----- -- --------------

     1.1. Definitions. The following terms shall have the meanings set forth in
          -----------
this (S)1 or elsewhere in the provisions of this Credit Agreement referred to below:

     Acquisition. Any acquisition by any of the Holdings Companies which is
     -----------
permitted by (S)9.5 hereof.

     Additional Guaranties. See (S)6.2 hereof.
     ---------- ----------

     Adjustment Date. The date which is one (1) Business Day following the date
     ---------- ----
in which a Compliance Certificate is delivered by the Borrower pursuant to
(S)8.4(d).

     Administrative Agent. As defined in the preamble hereto.
     -------------- -----

     Affected Bank. See (S)5.11 hereof.
     -------- ----

     Affiliate. Any Person that would be considered to be an affiliate of the
     ---------
Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower was issuing securities.

     Agent. As defined in the preamble hereto.
     -----

     Applicable Margin. For each period commencing on an Adjustment Date through
     ---------- ------
the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Borrower's Debt Ratio, as determined for the fiscal quarter of the Borrower ending immediately prior to the applicable Rate Adjustment Period.

- --------------------------------------------------------------------------------------------------
                                                      Performance
                             Base Rate   Eurodollar    Letter of        Financial
                               Loans     Rate Loans   Credit Fees   Letter of Credit
                            Applicable   Applicable    Applicable    Fees Applicable   Commitment
Debt Ratio                    Margin       Margin        Margin          Margin         Fee Rate
- ----------                    ------       ------        ------          ------         --------
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Greater than or equal to             0%        1.00%        0.500%              1.00%       0.250%
0.55:1.00
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Less than 0.55:1.00 but              0%       0.750%        0.375%              0.75%       0.225%
greater than or equal to
0.50:1.00
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Less than 0.50:1.00 but              0%       0.625%       0.3125%             0.625%       0.200%
greater than or equal to
0.45:1.00
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Less than 0.45:1.00 but              0%       0.500%        0.250%             0.500%       0.175%
greater than or equal to
0.35:1.00
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Less than 0.35:1.00 but              0%       0.375%       0.1875%             0.375%       0.125%
greater than or equal to
0.25:1.00
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Less than 0.25:1.00                  0%       0.250%        0.125%             0.250%       0.100%
- --------------------------------------------------------------------------------------------------


     Notwithstanding the foregoing, in the event the Borrower obtains a Senior Debt Rating from either Standard & Poor's or Moody's, the Applicable Margin for each Rate Adjustment Period occurring after the Borrower obtains such Senior Debt Rating and maintains a Senior Debt Rating shall be the applicable margin set forth below with respect to the Borrower's Senior Debt Rating, as determined for the fiscal quarter of the Borrower ending immediately prior to the applicable Rate Adjustment Period, and, in the event the Borrower obtains a Senior Debt Rating from both Standard & Poor's and Moody's, the higher Applicable Margin applicable for either Standard & Poor's or Moody's Senior Debt Rating shall be the Applicable Margin for such Rate Adjustment Period:

- -------------------------------------------------------------------------------------------------
                           Base Rate    Eurodollar    Performance    Financial Letter
Senior Debt Rating           Loans      Rate Loans     Letter of      of Credit Fees
(Standard & Poor's        Applicable    Applicable    Credit Fees       Applicable      Commitment
  and/or Moody's            Margin        Margin       Applicable         Margin         Fee Rate
                                                        Margin
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
BB- and/or Ba3 or less             0%       0.875%       0.4375%             0.875%       0.225%
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
BB/BB+ and/or Ba2/Ba1              0%       0.700%       0.350%              0.700%       0.225%
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
BBB- and/or Baa3                   0%       0.500%       0.2500%             0.500%       0.175%
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
BBB/BBB+ and/or                    0%       0.375%       0.1875%             0.375%       0.125%
Baa2/Baa1
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
A- and/or A3 or better             0%       0.250%       0.1250%             0.250%       0.100%
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

     Notwithstanding the foregoing (a) for interest on Revolving Credit Loans outstanding, Standby Letter of Credit Fees, Documentary Letter of Credit Fees and the Commitment Fee Rate with respect to the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the Holdings IPO, the Applicable Margin shall be the Applicable Margin with respect to the Borrower's Debt Ratio, as determined on the Closing Date on a pro forma basis from the Borrower's March 31, 1996 financial statements and
(b) if the Borrower fails to deliver any Compliance Certificate when required by
(S)8.4(d) hereof, then, for the period commencing on the date when such Compliance Certificate should have been delivered pursuant to (S)8.4(d) through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

     Assignment and Acceptance. See (S)19.1.
     ----------     ----------

     Balance Sheet Date. June 30, 1995.
     ------- ----- ----

     Bank Agents. As defined in the preamble hereto.
     ---- ------

     Bank Agent's Head Office. With respect to each of the Bank Agents, its head
     ---- ------- ---- ------
office located at the address set forth on Schedule 1 attached hereto, or at
                                           -------- -
such other location as such Bank Agent may designate from time to time.

     Bank Agents' Special Counsel. Bingham, Dana & Gould LLP or such other
     ---- ------- ------- -------
counsel as may be approved by the Bank Agents.

     Banks. As defined in the preamble hereto.
     -----

     Base Rate. The higher of (a) the annual rate of interest announced from
     ---- ----
time to time by the Agent at its head office in Dallas, Texas, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal

Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

     Base Rate Loans. Revolving Credit Loans bearing interest calculated by
     ---- ---- -----
reference to the Base Rate.

     BofA. Bank of America Illinois, in its individual capacity.
     ----

     Borrower. As defined in the preamble hereto.
     --------

     Business Day.  Any day on which banking institutions in Boston,
     -------- ---
Massachusetts, Chicago, Illinois, San Francisco, California, Dallas, Texas and New York, New York are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

     Capital Assets.  Fixed assets, both tangible (such as land, buildings,
     ------- ------
fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not
                                      --------
include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

     Capital Expenditures.  Amounts paid or indebtedness incurred by any of the
     ------- ------------
Holdings Companies in connection with the purchase or lease by any of the Holdings Companies of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles; provided, however, for purposes of (S) 10.1 hereof, Capital Expenditures shall not include amounts paid or indebtedness incurred in connection with the purchase of spare parts inventory in the ordinary course of business consistent with past practices.

     Capitalization Documents.  The certificates of incorporation and by-laws of
     -------------- ---------
the Holdings Companies.

     Capitalized Leases.  Leases under which any of the Holdings Companies is
     ----------- ------
the lessee or obligor, the discounted future rental payment obligations of the Holdings Companies which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

     CERCLA. See (S)7.18 hereof.
     ------

     Closing Date. The first date on which the conditions set forth in (S)11
     ------- ----
have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

     Code. The Internal Revenue Code of 1986, as amended, and all regulations
     ----
which are promulgated thereunder.

     Commitment. With respect to each Bank, the amount set forth on Schedule I
     ----------                                                     -------- -
hereto as the amount of such Bank's commitment to make Revolving Credit Loans to, and to

                                      -5-
participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

     Commitment Fee. See (S)2.2 hereof.
     ---------- ---

     Commitment Fee Rate. See the definition of Applicable Margin.
     ---------- --- ----

     Commitment Percentage. With respect to each Bank, the percentage set forth
     ---------- ----------
on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of
   -------- -
all of the Banks.

     Compliance Certificate. See (S)8.4(d) hereof.
     ---------- -----------

     Computing Direct Inc. Computing Direct, Inc., a Delaware corporation.
     --------- ------ ---

     Consolidated or consolidated.  With reference to any term defined herein,
     ------------ -- ------------
shall mean that term as applied to the accounts of Holdings and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

     Consolidated Net Income (or Loss). The consolidated net income (or loss) of
     ------------ --- ------  -- -----
the Holdings Companies, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, but excluding any non-cash expenses recognized by any of the Holdings Companies as a result of the issuance by such Holdings Company of stock options to employees at less than fair market value.

     Consolidated Net Worth.  The excess of Consolidated Total Assets (which
     ------------ --- -----
shall include any Preferred Stock) over Consolidated Total Liabilities, less, to
                                                                        ----
the extent otherwise includable in the computations of Consolidated Net Worth, any subscriptions receivable.

     Consolidated Total Assets. All assets of Holdings and its Subsidiaries
     ------------ ----- ------
determined on a consolidated basis in accordance with generally accepted accounting principles.

     Consolidated Total Interest Expense.  For any period, the aggregate amount
     ------------ ----- -------- -------
of interest required to be paid or accrued by Holdings and its Subsidiaries during such period on all Indebtedness of Holdings and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

     Consolidated Total Liabilities.  All liabilities of Holdings and its
     ------------ ----- -----------
Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and all Indebtedness of Holdings and its Subsidiaries, whether or not so classified.

     Conversion Request. A notice given by the Borrower to the Agent of the
     ---------- -------
Borrower's election to convert or continue a Revolving Credit Loan in accordance with (S)2.7.

     Credit Agreement. This Revolving Credit Agreement, including the Schedules
     ------ ---------
and Exhibits hereto.

     Debt Ratio.  As of any date of determination, the ratio of (a) Total Funded
     ---- -----
Indebtedness of the Holdings Companies outstanding on such date to (b) Total Capital of the Holding Companies on such date.

     Decision Companies. Collectively, the Borrower and the Decision
     -------- ---------
Subsidiaries.

     DecisionOne Canada. DecisionOne Corporation, a corporation organized under
     ----------- ------
the laws of Ontario, Canada and a wholly-owned Subsidiary of the Borrower.

     Decision Subsidiaries. Collectively, Decision Switzerland; Computing
     -------- ------------
Direct, Inc.; Decision Data Investment Corporation, a Delaware corporation; Holding Corp.; DecisionOne Canada; IC Properties; and any other Subsidiary of the Borrower or Holdings that is acquired or created subsequent to the date hereof.

     Decision Switzerland.  Decision Data Computer International, S.A., a
     -------- -----------
societe anonyme organized under the laws of Switzerland.

     Default. See (S)13.1 hereof.
     -------

     Distribution. The declaration or payment of any dividend on or in respect
     ------------
of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of any Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of any Person.

     Documentation Agent. As defined in the preamble hereto.
     ------------- -----

     Dollars or $. Dollars in lawful currency of the United States of America.
     -------    -

     Domestic Lending Office. Initially, the office of each Bank designated as
     -------- ------- ------
such in Schedule I hereto; thereafter, such other office of such Bank, if any,
        -------- -
located within the United States that will be making or maintaining Base Rate Loans.

     Drawdown Date. The date on which any Revolving Credit Loan is made or is to
     -------- ----
be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with (S)2.7.

     EBITDA. With respect to any Person and its Subsidiaries for any fiscal
     ------
period, an amount equal to Consolidated Net Income for such period, plus, to the
                                                                    ----
extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization (including the amortization of spare parts) for such period, (b) other noncash charges for such period, including, without duplication, charges or credits for unutilized leases (c) income tax expense for such period and (d) Consolidated Total Interest Expense paid or accrued during such period and minus purchases of any repairable spare
                                       -----
parts in such period.

     Eligible Assignee. Any of (a) a commercial bank or finance company
     -------- --------
organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such
                                                              --------
bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) any investment fund, financial institution or other institutional lender (other than any financial institution which but for the amount of its total assets or net worth would have been an Eligible Assignee under clauses (a)-(d) above) having total assets in excess of $100,000,000; and (f) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

     Employee Benefit Plan. Any employee benefit plan within the meaning of
     -------- ------- ----
(S)3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     Environmental Laws. See (S)7.18(a) hereof.
     ------------- ----

     ERISA. The Employee Retirement Income Security Act of 1974.
     -----

     ERISA Affiliate.  Any Person which is treated as a single employer with the
     ----- ---------
Borrower under (S)414 of the Code.

     ERISA Reportable Event. A reportable event with respect to a Guaranteed
     ----- ---------- -----
Pension Plan within the meaning of (S)4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

     Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate
     ------------ ------- ----
Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

     Eurodollar Business Day.  Any day on which commercial banks are open for
     ---------- -------- ---
international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

     Eurodollar Lending Office. Initially, the office of each Bank designated as
     ---------- ------- ------
such in Schedule I hereto; thereafter, such other office of such Bank, if any,
        -------- -
that shall be making or maintaining Eurodollar Rate Loans.

     Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate
     ---------- ----
Loan, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on
                      --------- -------
Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

     Eurodollar Rate Loans.  Revolving Credit Loans bearing interest calculated
     ---------- ---- -----
by reference to the Eurodollar Rate.

     Event of Default. See (S)13.1 hereof.
     ----- -- -------

     Financial Letters of Credit. Letters of credit issued by the LC Agent
     --------- ------- -- ------
pursuant to (S)4 hereof for the account of the Borrower to support the payment of monetary obligations of the Borrower.

     FNBB. The First National Bank of Boston, a national banking association, in
     ----
its individual capacity.

     generally accepted accounting principles. (a) When used in (S)10, whether
     --------- -------- ---------- ----------
directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

     Guaranteed Pension Plan. Any employee pension benefit plan within the
     ---------- ------- ----
meaning of (S)3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     Guaranty. The Guaranty, dated or to be dated on or prior to the Closing
     --------
Date, made by the Holdings Companies (other than the Borrower and DecisionOne Canada) in favor of the Banks and the Agent pursuant to which each of the Holdings Companies (other than the Borrower and DecisionOne Canada) guaranty to the Banks and the Agent the payment and performance of the Obligations and in form and substance satisfactory to the Banks and the Agent.

     Hazardous Substances. See (S)7.18(b) hereof.
     --------- ----------

     Holding Corp. Properties Holding Corporation, a Delaware corporation.
     ------- ----

     Holdings. As defined in the preamble hereto.
     --------

     Holdings Companies. Collectively, Holdings and the Decision Companies.
     -------- ---------

     Holdings IPO.  The initial public offering of the common stock of Holdings
     -------- ---
pursuant to the Form S-l Registration Statement filed with the Securities and Exchange Commission on February 9, 1996.

     Holdings IPO Amount.  The proceeds (net of expenses, underwriting fees and
     -------- --- ------
discounts) received by Holdings from the Holdings IPO.

     IC Properties. IC Properties Corporation, a Delaware corporation.
     -- ----------

     Indebtedness.  All obligations, contingent and otherwise, that in
     ------------
accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

     Intercompany Indebtedness. The aggregate amount of all Indebtedness of (a)
     ------------ ------------
the Borrower to Holdings, (b) any of the Decision Subsidiaries to the Borrower or other Decision Subsidiaries, and (c) the Borrower to the Decision Subsidiaries, in each case incurred in the ordinary course of business and, in the case of clauses (b) and (c) hereof, incurred in connection with (i) the collection by the Borrower of accounts receivable owing to the Decision Subsidiaries, (ii) the payment by the Borrower of accounts payable, payroll and accrued expenses owing by the Decision Subsidiaries, (iii) other cash management functions customarily performed by the Borrower or any Decision Subsidiary on behalf of the other Decision Subsidiaries and service, supply, leasing, licensing or other non-cash arrangements among the Decision Subsidiaries and
(iv) Acquisitions permitted by (S)9.5 hereof.

     Interest Payment Date. (a) As to any Base Rate Loan, the last day of the
     -------- ------- ----
calendar quarter; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

     Interest Period. With respect to each Revolving Credit Loan, (a) initially,
     -------- ------
the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurodollar Rate Loan, l, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to
                    --------
Interest Periods are subject to the following:

          (a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

          (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

          (c) if the Borrower shall fail to give notice as provided in (S)2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

          (d) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

          (e) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

     Investments.  All expenditures made and all liabilities incurred
     -----------
(contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     Investors. J.H. Whitney & Co., a New York limited partnership, Welsh,
     ---------
Carson, Anderson & Stowe IV, a New York limited partnership acting through its general partner WCAS IV Partners and WCAS Venture Partners, a New York limited partnership acting through its general partner WCAS Ventures.

     Letter of Credit. See (S)4.1.1 hereof.
     ------ -- ------

     Letter of Credit Application. See (S)4.1.l hereof.
     ------ -- ------ -----------

     Letter of Credit Participation. See (S)4.1.4 hereof.
     ------ -- ------ -------------

     Loan Documents.   This Credit Agreement, the Notes, the Letter of Credit
     ---- ---------
Applications, the Letters of Credit and the Guaranty.

     Loan Request. See (S)2.6 hereof.
     ---- -------

     Majority Banks. As of any date, the Banks holding at least fifty-one
     -------- -----
percent (51%) of the outstanding principal amount of the Revolving Credit Note, plus the unused portion of the Commitments on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least fifty-one percent (51%) of the Total Commitment.

     Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries
     ------- ------- ------
may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

     Multiemployer Plan.  Any multiemployer plan within the meaning of (S)3(37)
     ------------- ----
of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

     Nations. NationsBank of Texas, N.A., in its individual capacity.
     -------

     Non-Affected Bank. Any Bank which is not an Affected Bank.
     ------------ ----

     Non-U.S. Lender. See (S)5.2.2(b) hereof.
     ---------------

     Obligations.  All indebtedness, obligations and liabilities of any of the
     -----------
Holdings Companies to any of the Banks, the Bank Agents and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit, or any documents, agreements or instruments executed in connection therewith, or other instruments at any time evidencing any thereof.

     outstanding.  With respect to the Revolving Credit Loans, the aggregate
     -----------
unpaid principal thereof as of any date of determination.

     PBGC. The Pension Benefit Guaranty Corporation created by (S)4002 of ERISA
     ----
and any successor entity or entities having similar responsibilities.

     Performance Letters of Credit. Letters of credit issued by the LC Agent
     ----------- ------- -- ------
pursuant to (S)4 hereof for the account of the Borrower to support the performance of contract obligations of the Borrower other than monetary obligations.

     Permitted Liens.  Liens, security interests and other encumbrances
     --------- -----
permitted by (S)9.2.

     Person. Any individual, corporation, partnership, trust, unincorporated
     ------
association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

     Preferred Stock. As applied to the capital stock of any Person, means the
     --------- -----
capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such Person.

     Rate Adjustment Period. As defined in the definition of Applicable Margin.
     ---- ---------- ------

     Real Estate. All real property at any time owned or leased (as lessee or
     ---- ------
sublessee) by any of the Holdings Companies.

     Record. The grid attached to a Revolving Credit Note, or the continuation
     ------
of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

     Reference Period.  A period of four consecutive fiscal quarters (or such
     --------- ------
shorter period of one, two or three full consecutive fiscal quarters as has elapsed since the Closing Date).

          Reimbursement Obligation. The Borrower's obligation to reimburse the
          ------------- ----------
LC Agent and the Banks on account of any drawing under any Letter of Credit as provided in (S)4.2.

          Revolving Credit Loan Maturity Date. April 26,2001.
          --------- ------ ---- -------- ----

          Revolving Credit Loans. Revolving credit loans made or to be made by
          --------- ------ -----
the Banks to the Borrower pursuant to (S)2.

          Revolving Credit Note. See (S)2.4 hereof.
          --------- ------ ----

          Securities Purchase Agreement. The Securities Purchase Agreement,
          ---------- -------- ---------
dated October 20, 1995 among Holdings, the Borrower and the other parties thereto.

          Senior Debt Rating. The rating issued from time to time (whether on a
          ------ ---- ------
preliminary basis or otherwise) by Standard & Poor's or Moody's with respect to unsecured debt of the Borrower not maturing within twelve (12) months and not subordinated by its terms in right of payment to other unsecured debt of the Borrower (such debt, "Long Term Senior Debt"). If (but only if) no such direct rating by the particular applicable rating agency exists with respect to Long Term Senior Debt, such rating shall be implied from the rating issued from time to time (whether on a preliminary basis or otherwise) by, as applicable, Standard & Poor's or Moody's with respect to unsecured debt of the Borrower not maturing within twelve (12) months that is subordinated by its terms in right of payment to other unsecured senior debt of the borrower (such debt, "Long Term Subordinated Debt") on the following basis: the Senior Debt Rating of Long Term Senior Debt shall be the next higher subgrade designation to the debt rating of Long Term Subordinated Debt by Standard & Poor's or Moody's, as the case may be. In the event Standard & Poor's or Moody's changes its debt rating designations, definitions of symbols, the Borrower and the Majority Banks shall agree as to the exact application of such new debt rating terminology to the application of the Applicable Margin, taking into account the explanation of such new rating terminology by Standard & Poor's or Moody's, as the case may be, and its comparability to the Senior Debt Ratings referred to in the definition of Applicable Margin.

          Subordinated Notes.  The 10.101% Subordinated Notes due 2001 issued by
          ------------ -----
the Borrower pursuant to the Securities Purchase Agreement, in the original aggregate principal amount of $30,000,000.

          Subsidiary. Any corporation, association, trust, or other business
          ----------
entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

          Swiss Account Amount. The amount, not in excess of 250,000 Swiss
          ----- ------- ------
francs plus interest earned thereon, held by Decision Switzerland in Union des Banques Suisses Account No. 392.429.80J, as such amount is reduced from to time to time pursuant to the agreement of the signatories of such account for the purpose of paying such tax obligations of Decision Switzerland to the various taxing authorities in Switzerland as have accrued, may be accruing, or may accrue in the future, including, without limitation, Federal direct taxes expected to be due for the biennial taxable period ended November 30, 1988, and such dividend withholding taxes as may become due on the earnings and legal reserve of Decision Switzerland as of November 30, 1988.

          Syndication Agent. As defined in the preamble hereto.
          ----------- -----

          Total Capital. As of any date of determination, the sum of (a) the
          ----- -------
Total Funded Indebtedness of the Holdings Companies outstanding at such time, plus (b) all shareholder equity of the Holdings Companies, as determined in
- ----
accordance with generally accepted accounting principles, plus, without
                                                          ----
duplication, (c) the amount of any Preferred Stock issued after the Closing Date which is not classified as shareholder equity in accordance with generally accepted accounting principles.

          Total Commitment. The sum of the Commitments of the Banks, as in
          ----- ----------
effect from time to time.

          Total Funded Indebtedness. All Indebtedness of Holdings and its
          ----- ------ ------------
Subsidiaries for borrowed money, purchase money Indebtedness and with respect to Capitalized Leases, determined on a consolidated basis in accordance with generally accepted accounting principles.

          Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan
          ----
or a Eurodollar Rate Loan.

          Uniform Customs. With respect to any Letter of Credit, the Uniform
          ------- -------
Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the LC Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

          Unpaid Reimbursement Obligation. Any Reimbursement Obligation for
          ------ ------------- ----------
which the Borrower does not reimburse the LC Agent and the Banks on the date specified in, and in accordance with, (S)4.2.

          Voting Stock.  Stock or similar interests, of any class or classes
          ------ -----
(however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

          1.2.  Rules of Interpretation.
                ----- -- --------------

                (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

                (b) The singular includes the plural and the plural includes the singular.

                (c) A reference to any law includes any amendment or modification to such law.

                (d) A reference to any Person includes its permitted successors and permitted assigns.

                (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

                (f) The words "include", "includes" and "including" are not limiting.

                (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

                (h) Reference to a particular "(S)" refers to that section of this Credit Agreement unless otherwise indicated.

                (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

                       2. THE REVOLVING CREDIT FACILITY.
                          --- --------- ------ --------

   2.1. Commitment to Lend. Subject to the terms and conditions set forth in
        ---------- -- ----
this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with (S)2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment minus such Bank's Commitment Percentage of the sum of the Maximum
           -----
Drawing Amount and all Unpaid Reimbursement Obligations, provided, that the sum
                                                         --------
of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid
                       ----
Reimbursement Obligations shall not at any time exceed the Total Commitment.
The Revolving Credit Loans shall be made pro rata in accordance with each Bank's
                                         --- ----
Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in (S)11 and (S)12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and (S)12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

   2.2. Commitment Fee. The Borrower agrees to pay to the Agent for the accounts
        ---------- ---
of the Banks in accordance with their respective Commitment Percentages a commitment fee (the "Commitment Fee") calculated at the applicable Commitment Fee Rate on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid
                     -----
Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Commitments shall terminate.

          2.3. Reduction of Total Commitment. The Borrower shall have the right
               --------- -- ----- ----------
at any time and from time to time upon one (1) Business Days prior written notice to the Agent to reduce by $5,000,000 or a whole multiple of $100,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their
                                          --- ----
respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this (S)2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

          2.4. The Revolving Credit Notes. The Revolving Credit Loans shall be
               --- --------- ------ -----
evidenced by a promissory note of the Borrower in substantially the form of Exhibit A hereto (the "Revolving Credit Note"), dated as of the Closing Date and
- ---------
completed with appropriate insertions. The Revolving Credit Note shall be payable to the order of the Agent for the respective accounts of the Banks in a principal amount equal to the Total Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by all the Banks, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Revolving Credit Note, an appropriate notation on the Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Record shall be prima facie evidence of the principal amount thereof owing
                    ----- -----
and unpaid to the Agent for the accounts of the Banks, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Revolving Credit Note to make payments of principal of or interest on the Revolving Credit Note when due. At the request of any Bank, the Borrower shall execute and deliver to such requesting Bank a Revolving Credit Note made payable to such Bank in a principal amount equal to such Bank's Commitment Percentage of the Revolving Credit Loans, or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below, and the Borrower shall execute and deliver to the Agent for the respective accounts of the Banks which do not hold their own Revolving Credit Note, an amended and restated Revolving Credit Note in a principal amount equal to the Total Commitment less the Commitment amount of any Banks which hold their own Revolving Credit Notes, or, if less, the outstanding amount of all Revolving Credit Loans made by all such Banks plus interest accrued thereon, as set forth below.

          2.5. Interest on Revolving Credit Loans. Except as otherwise provided
               -------- -- --------- ------ -----
in (S)5.10,

                (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin.
                                 ----

                (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate for such Interest Period, plus the
          Applicable Margin.                                           ----

                (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

                (d) The Agent agrees to notify the Borrower of any change in the Base Rate.

   2.6. Requests for Revolving Credit Loans. The Borrower shall give to the
        -------- --- --------- ------ -----
Agent written or telegraphic notice in the form of Exhibit B hereto (or
                                                   ------- -
telephonic notice confirmed in a writing in the form of Exhibit B hereto) of
                                                        ------- -
each Revolving Credit Loan requested hereunder (a "Loan Request") no later than
(a) 10:00 a.m. (Dallas time) on the day of the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (a) the principal amount of the Revolving Credit Loan requested, (b) the proposed Drawdown Date of such Revolving Credit Loan, (C) the Interest Period for such Revolving Credit Loan and (d) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request for a Eurodollar Rate Loan shall be in a minimum aggregate amount of $5,000,000 or a whole multiple of $100,000 in excess thereof, and each Loan Request for a Base Rate Loan shall be in a minimum aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof.

   2.7.  Conversion Options.
         ---------- -------

           2.7.1. Conversion to Different Type of Revolving Credit Loan. The
                  ---------- -- --------- ---- -- --------- ------ ----
Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect
                                                 --------
to any such conversion of a Revolving Credit Loan to a Base Rate Loan, the Borrower shall give the Agent at least two (2) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three
(3) Eurodollar Business Days prior written notice of such election; (C) with respect to any such conversion of a Eurodollar Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto, or, if such conversion is made on a day which is not the last day of the Interest Period with respect thereto, shall pay the applicable costs set forth in (S)5.10; and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount
- --------
of $5,000,000 or a whole multiple of $100,000 in excess thereof, unless such conversion is into a Base Rate Loan, which shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

          2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving
                 ---------------------------------------------
Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in (S)2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default
- --------
or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this (S)2.7 is scheduled to occur.

          2.7.3. Eurodollar Rate Loans. Any conversion to or from Eurodollar
                 ---------------------
Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $5,000,000 or a whole multiple of $100,000 in excess thereof. In addition, the Borrower hereby agrees that there shall not be more than ten (10) Eurodollar Rate Loans outstanding at any one time.

2.8.  Funds for Revolving Credit Loan.
      -------------------------------

          2.8.1. Funding Procedures. Not later than 1:00 p.m. (Dallas time) on
                 ------------------
the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent's head office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by (S)(S)11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

       2.8.2. Advances by Agent. The Agent may, unless notified to the contrary
              -------- -- -----
by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such
                                                   -----
Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a
                                                             -----
fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent
                   ----- -----
by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

    3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.
        --------- -- --- --------- ------ -----
  3.1. Maturity. The Borrower promises to pay on the Revolving Credit Loan
       --------
Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

  3.2. Mandatory Repayments of Revolving Credit Loans. If at any time the sum of
       --------- ---------- -- --------- ------ -----
the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by (S)4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Loan, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

  3.3. Optional Repayments of Revolving Credit Loans. The Borrower shall have
       -------- ---------- -- --------- ------ -----
the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any
- --------
Eurodollar Rate Loans pursuant to this (S)3.3 may be made only on the last day of the Interest Period relating thereto, or, if not made on the last day of the such Interest Period, the Borrower shall pay any applicable costs associated with such repayment as set forth in (S)5.9 hereof. The Borrower shall give the Agent, no later than 10:00 a.m., (Dallas time), at least one (1) Business Days prior written notice of any proposed prepayment pursuant to this (S)3.3 of Base Rate Loans, and three (3) Eurodollar Business Days notice of any proposed prepayment pursuant to this (S)3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Eurodollar Rate Loans shall be in an integral multiple of $2,000,000, and each partial prepayment of a Base Rate Loan shall be in an integral multiple of $500,000, and each shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

                             4. LETTERS OF CREDIT.
                                ------- -- ------

    4.1.  Letter of Credit Commitments.
          ------ -- ------ -----------

          4.1.1. Commitment to Issue Letters of Credit. Subject to the terms and
                 ---------- -- ----- ------- -- ------
    conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the LC Agent's customary form (a "Letter of Credit Application"), the LC Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in (S)4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary Financial Letters of Credit or Performance Letters of Credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the LC Agent; provided, however, that, after giving effect to such request, (a) the
           --------  -------
    sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $25,000,000 at any one time and (b) the sum of
    (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment. Upon receipt of a Letter of Credit Application, the LC Agent shall notify the Agent of such request for the issuance, extension or renewal of a Letter of Credit, and the Agent shall confirm to the LC Agent that after giving effect to such request, the sum of the Maximum Drawing Amount on all Letters of Credit plus
                                                                            ----
    all Unpaid Reimbursement Obligations plus all outstanding Revolving Credit
                                         ----
    Loans do not exceed the Total Commitment.

          4.1.2.  Letter of Credit Applications. Each Letter of Credit
                  ------ -- ------ ------------
    Application shall be completed to the satisfaction of the LC Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

         4.1.3. Terms of Letters of Credit. Each Letter of Credit issued,
                ----- -- ------- -- ------
     extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, (b) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45)
     days) prior to the Revolving Credit Loan Maturity Date, and (c) have an expiry date no later than one (1) year from the date of issuance. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

         4.1.4. Reimbursement Obligations of Banks. Each Bank severally agrees
                ------------- ----------- -- -----
     that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the LC Agent on demand for the amount of each draft paid by the LC Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to (S)4.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

         4.1.5. Participations of Banks. Each such payment made by a Bank shall
                -------------- -- -----
     be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under (S)4.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to (S)4.2.

     4.2. Reimbursement Obligation of the Borrower. In order to induce the LC
          ------------- ---------- -- --- --------
Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the LC Agent, for the account of the LC Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the LC Agent hereunder,

           (a) except as otherwise expressly provided in (S)4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the LC Agent, or the LC Agent otherwise makes a payment with respect thereto, (i) the amount paid by the LC Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the LC Agent or any Bank in connection with any payment made by the LC Agent or any Bank under, or with respect to, such Letter of Credit,

           (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the LC Agent for the benefit of the Banks and the LC Agent as cash collateral for all Reimbursement Obligations, and

           (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with (S)13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the LC Agent for the benefit of the Banks and the LC Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the LC Agent at the LC Agent's head office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this (S)4.2 at any time from the date such amounts become due and payable (whether as stated in this (S)4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the LC Agent on demand at the rate specified in (S)5.11 for overdue principal on the Revolving Credit Loans.

   4.3. Letter of Credit Payments. If any draft shall be presented or other
        ------ -- ------ --------
demand for payment shall be made under any Letter of Credit, the LC Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment (provided, however, that any failure by the LC Agent to so provide the Borrower with such notice shall not limit or otherwise affect the obligations of the Borrower hereunder). If the Borrower fails to reimburse the LC Agent as provided in (S)4.2 on or before the date that such draft is paid or other payment is made by the LC Agent, the LC Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the LC Agent, at the LC Agent's head office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the LC Agent for federal funds acquired by the LC Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid
- -----
Reimbursement Obligation, times (c) a fraction, the numerator of which is the
                          -----
number of days that elapse from and including the date the LC Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the LC Agent, and the denominator of which is
360. The responsibility of the LC Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

   4.4. Obligations Absolute. The Borrower's obligations under this (S)4 shall
        ----------- --------
be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any set off, counterclaim or defense to payment which the Borrower may have or have had against the LC Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the LC Agent and the Banks that the LC Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under (S)4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The LC Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the LC Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the LC Agent or any Bank to the Borrower.

          4.5. Reliance by Issuer. To the extent not inconsistent with (S)4.4,
               -------- -- ------
the LC Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Agent. The LC Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The LC Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

          4.6.  Letter of Credit Fee. The Borrower shall, on the date of
                ------ -- ----------
issuance or any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the LC Agent or as specified below, pay a fee (in each case, a "Letter of Credit Fee") to the LC Agent (a) in respect of each standby Performance Letter of Credit or Financial Letter of Credit, as the case may be, calculated at a per annum rate equal to the Applicable Margin at the date of issuance, extension or renewal of such Letter of Credit multiplied by the face amount of such Letter of Credit, payable quarterly in advance on the date of issuance and the last day of each calendar quarter thereafter plus the LC Agent's customary issuance fee, and (b) in
                   ----
respect of each documentary Performance Letter of Credit or Financial Letter of Credit, as the case may be, equal to (i) the LC Agent's customary issuance fee or amendment fee, as the case may be, plus (ii) the LC Agent's customary time
                                      ----
negotiation fee per document examination (iii) plus an amount calculated at a
                                               ----
per annum rate equal to the Applicable Margin at the date of issuance, extension or renewal of such Letter of Credit multiplied by the face amount of such Letter of Credit, payable quarterly in advance on the date of issuance and the last day of each calendar quarter thereafter, plus (iv) a negotiation fee, such Letter of
                                     ----
Credit Fee (but not such issuance, amendment, negotiation or document examination fee) to be for the accounts of the Banks in accordance with their respective Commitment Percentages.

                         5. CERTAIN GENERAL PROVISIONS.
                            ------- ------- ----------

        5.1.  Closing Fee. The Borrower agrees to pay to the Agent, the
              ------- ---
Documentation Agent and the Syndication Agent a closing fee in the amount and at the times agreed to by the Borrower and such Bank Agents.

        5.2.  Funds for Payments.
              ----- --- --------

                5.2.1. Payments to Agent. All payments of principal, interest,
                       -------- -- -----
        Commitment Fees, Letter of Credit Fees (but not the issuance, amendment, negotiation or document examination fee relating to such Letters of Credit) and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's head office or at such other location in the Dallas, Texas, area that the Agent may from time to time designate, in each case in immediately available funds. In addition, all payments of Reimbursement Obligations and issuance, amendment, negotiation or document examination fees relating to Letters of Credit shall be made to the LC Agent at such Bank Agent's Head Office, or at such other location in the Boston, Massachusetts area that the LC Agent may from time to time designate, in each case in immediately available funds.

                5.2.2. Net Payments (a) All payments made to the Banks and the
                       --- --------
        Agent by the Borrower hereunder, under any Revolving Credit Note or under any other Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or any political subdivision or taxing authority thereof or therein (but excluding, any tax imposed on or measured by net income of a Bank (including all interest, penalties or similar liabilities related thereto) pursuant to the laws of the United States of America or any foreign country or any political subdivision thereof, or taxing authority of the United States of America or any foreign country or any political subdivision thereof, all such non-excluded taxes, collectively, "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that the amount of every payment of all amounts due hereunder received by the recipient thereof, under any Revolving Credit Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Revolving Credit Note. The Borrower will furnish to the Agent upon request certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Bank, and reimburse the Agent or such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Bank. Each Bank shall use reasonable efforts to designate a different principal office or applicable lending office to avoid the need for the payment of any Taxes by such Bank pursuant to this paragraph to the extent that such a designation would not, in the reasonable opinion of such Bank, be disadvantageous to such Bank.

                (b) Each Bank that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or an estate or trust that is subject to United States Federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall, on or prior to the date hereof (in the case of each Non-U.S. Lender that is a party hereto on the date hereof) or on or prior to the date of any assignment or participation hereunder and thereafter as reasonably requested from time to time by the Borrower or the Agent, execute and deliver, if legally able to do so, to the Borrower and the Agent one or more (as the Borrower or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 (as appropriate for such Bank) and Form W-8 or Form W-9 or such other forms or documents (or successor forms or documents) (as appropriate for such Bank), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Non-U.S. Lender is exempt from or entitled to a reduced rate of withholding or deduction of Taxes. As an alternative to delivering Internal Revenue Service Form 1001 or Form 4224, a Non-U.S. Lender that is not a "bank" under section 881(c)(3)(A) of the Code may, on or prior to the date it becomes a party to this Credit Agreement and thereafter as reasonably requested from time to time by the Borrower or the Agent, execute and deliver, if legally able to do so, to the Borrower and the Agent an Internal Revenue Service Form W-8, together with a statement under penalties of perjury that such Non-U.S. Lender, or beneficial owner, as the case may be, is not a "bank" under section 881(c)(3)(A) of the Code.

                (c) The Borrower shall not be required to indemnify or pay any additional amounts to any Bank with respect to any Taxes pursuant to this (S)5.2.2. to the extent that any obligation to withhold, deduct or pay amounts with respect to such tax existed on the date such Bank became a party to this Credit Agreement (and, in such case, the Borrower may deduct and withhold such tax from payments to such Bank). In addition, the Borrower shall not be required to indemnify or to pay any additional amounts to any Non-U.S. Lender with respect to any Taxes pursuant to this (S)5.2.2. to the extent that such Taxes are payable as a result of such Non-U.S. Lender's failure to comply in full with the provisions of paragraph (b) above resulting in the claimed Taxes and in such case, the Borrower may deduct and withhold all Taxes required by law as a result of such noncompliance from payments to such Non-U.S. Lender).

        5.3. Computations. All computations of interest on the Base Rate Loans
             ------------
shall be based on a 365-day year and paid for the actual number of days elapsed. All computations of interest on the Eurodollar Rate Loans and of Commitment Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

          5.4.  Inability to Determine Eurodollar Rate. In the event, prior to
                --------------------------------------
the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks provided that the Agent shall have made the same determination with respect to loan facilities similar to those provided in this Credit Agreement) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

          5.5. Illegality. Notwithstanding any other provisions herein, if any
               ----------
change in any present or enactment of any future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law provided, that such Bank shall
                                              --------
have made the same determination with respect to other loan facilities similar to those provided in this Credit Agreement. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this (S)5.5, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

          5.6.  Additional Costs, etc. If any change in any present or the
                ---------------------
enactment of any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment or the

        Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

                (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

                (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

                (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

                        (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank's Commitment or any Letter of Credit, or

                        (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

                        (iii) to require such Bank or the Agent to make any
                payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum provided, that such Bank shall have made demand on other
                        --------
customers to which such additional costs are applicable with respect to other loan facilities similar to those provided in this Credit Agreement.

        5.7.  Capital Adequacy. If after the date hereof any Bank or the Agent
              ----------------
determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital
requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans or Letters of Credit to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstance, provided, that such Bank shall have made
                                     --------
the same determination and taken similar action with respect to other loan facilities similar to those provided in this Credit Agreement. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

          5.8.  Certificate. A certificate setting forth any additional amounts
                -----------
payable pursuant to (S)(S)5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

          5.9.  Indemnity. The Borrower agrees to indemnify each Bank and to
                ---------
hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request, or a Conversion Request relating thereto in accordance with (S)2.6 or (S)2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

          5.10.  Interest After Default.
                 ----------------------

                  5.10.1. Overdue Amounts. Overdue principal and (to the extent
                          ---------------
        permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to four percent (4%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).

                  5.10.2. Amounts Not Overdue. During the continuance of an
                          -------------------
        Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Majority Banks pursuant to
        (S)26, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to (S)2.5 and (b) the rate of interest applicable to overdue principal pursuant to (S)5.10.1.

        5.11.  Replacement Banks. Within thirty (30) days after (a) any Bank has
               -----------------
demanded compensation from the Borrower pursuant to (S)(S)5.6 or 5.7 hereof, or
(b) there shall have occurred a change in law with respect to any Bank as a consequence of which it shall have become unlawful for such Bank to make a Eurodollar Rate Loan on any Drawdown Date, as described in (S)5.5 hereof (any such Bank described in the foregoing clauses (a) or (b) is hereinafter referred to as an "Affected Bank"), the Borrower may request that the Non-Affected Banks
          -------------
acquire all, but not less than all, of the Affected Bank's outstanding Revolving Credit Loans and assume all, but not less than all, of the Affected Bank's Commitment. If the Borrower so requests, one or more of the Non-Affected Banks may, in their sole and absolute discretion, elect to acquire all or any portion of the Affected Bank's outstanding Revolving Credit Loans and to assume all or any portion of the Affected Bank's Commitment. If the Non-Affected Banks do not elect to acquire and assume all of the Affected Bank's outstanding Revolving Credit Loans and Commitment, the Borrower may designate a replacement bank or banks, which must be an Eligible Assignee and satisfactory to the Agent, to acquire and assume that portion of the outstanding Revolving Credit Loans and Commitment of the Affected Bank not being acquired and assumed by the Non-Affected Banks. The provisions of (S)19 hereof shall apply to all reallocations pursuant to this (S)5.11, and the Affected Bank and any Non-Affected Banks and/or replacement banks which are to acquire the Revolving Credit Loans and Commitment of the Affected Bank shall execute and deliver to the Agent, in accordance with the provisions of (S)19 hereof, such Assignments and Acceptances and other instruments as are required pursuant to (S)19 hereof to give effect to such reallocations. On the effective date of the applicable Assignments and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its Revolving Credit Loans up to but excluding such date, along with any fees and any other amounts payable to such Affected Bank hereunder up to but excluding such date. In addition, the Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a result of any assignment contemplated by this (S)5.11.

                                 6. GUARANTY.
                                    --------

        6.1.  Guaranties of Holdings Companies. The Obligations shall be
              --------------------------------
guaranteed by each of the Holdings Companies (other than the Borrower and DecisionOne Canada) pursuant to the terms of the Guaranty.

          6.2.  New Subsidiaries. In the event that any new Subsidiary of any of
                ----------------
the Holdings Companies is formed or acquired after the Closing Date, such new Subsidiary shall, immediately upon becoming a Subsidiary, become a party to the Guaranty, pursuant to which such Subsidiary guarantees all of the Obligations to the Agent and the Banks; provided, however, the provisions of this (S)6.2 shall
                         --------  -------
not apply to any Subsidiary incorporated and doing substantially all of its business in any jurisdiction outside of the United States of America.

                      7. REPRESENTATIONS AND WARRANTIES.
                         ------------------------------

          The Borrower and Holdings hereby represent and warrant to the Banks and the Agent as follows:

           7.1. Corporate Authority.
                -------------------

                  7.1.1. Incorporation; Good Standing. Each of the Holdings
                         ----------------------------
           Companies (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Holdings Companies.

                  7.1.2. Authorization. The execution, delivery and performance
                         -------------
           of this Credit Agreement and the other Loan Documents to which any of the Holdings Companies is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Holdings Companies is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Holdings Companies or any manner which would have a materially adverse effect on the business, assets or financial condition of the Holdings Companies and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other material instrument binding upon, any of the Holdings Companies.

                  7.1.3. Enforceability. The execution and delivery of this
                         --------------
           Credit Agreement and the other Loan Documents to which any of the Holdings Companies is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

        7.2. Governmental Approvals. The execution, delivery and performance by
             ------------ ---------
the Holdings Companies of this Credit Agreement and the other Loan Documents to which such Holdings Company is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained, unless the failure to obtain such approval or consent or to complete such filing would not have a material adverse effect on the business, financial condition or assets of the Holdings Companies.

        7.3. Title to Properties; Leases. Except as indicated on Schedule 7.3
             ----- -- ----------- ------                         -------- ---
hereto, the Holdings Companies own all of the assets reflected in the consolidated balance sheet of the Holdings Companies as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

        7.4. Financial Statements and Projections
             --------- ----------     -----------

                7.4.1. Financial Statements. There has been furnished to each of
                       --------------------
        the Banks an audited consolidated balance sheet of the Holdings Companies as at the Balance Sheet Date, and an audited consolidated statement of income of the Holdings Companies for the fiscal year then ended. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of Holdings or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

                7.4.2. Projections. The Borrower have furnished to each of the
                       -----------
        Banks financial projections, including cash flow projections, for the period commencing on January 1, 1996 and ending on December 31, 2000. Such projections reflect the Borrower's good faith estimates of the expected financial performance of the Holdings Companies during such period.

        7.5. No Material Changes, etc. Since the Balance Sheet Date there has
             -- -------- -------- ---
occurred no materially adverse change in the financial condition or business of the Holdings Companies as shown on or reflected in the consolidated balance sheet of the Holdings Companies as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Holdings Companies. Since the Balance Sheet Date, none of the Holdings Companies other than Holdings has made any Distributions, and Holdings has only made those Distributions described in the Form S-1 Registration Statement filed in connection with the Holdings IPO, and since the Closing Date, none of the Holdings Companies has made any Distributions except as permitted by (S)9.4 hereof.

        7.6. Franchises, Patents, Copyrights etc. Except as set forth on
             ----------- -------- ---------- ---
Schedule 7.6 hereto, each of the Holdings Companies possesses all franchises,
- -------- ---
patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

        7.7. Litigation. Except as set forth in Schedule 7.7 hereto, there are
             ----------                         -------- ---
no actions, suits proceedings or investigations of any kind pending or, to the best of Holdings' or the Borrower's knowledge, threatened against any of the Holdings Companies before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition, prospects or business of the Holdings Companies or materially impair the right of the Holdings Companies, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Holdings Companies, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

        7.8. No Materially Adverse Contracts, etc. Neither the Borrower nor
             -- ---------- ------- ---------- ---
Holdings, nor any of their Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Holdings Companies. Neither the Borrower, Holdings nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Holdings Companies.

        7.9.  Compliance with Other Instruments, Laws. etc. Neither the
              ---------- ---- ----- ------------ ----
Borrower nor Holdings, nor any of their Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Holdings Companies.

        7.10. Tax Status. The Holdings Companies (a) have made or filed all
              --- ------
federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, unless the failure to so file would not have a materially adverse effect on the business, assets or financial condition of the Holdings Companies, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 7.10 hereto, there are no unpaid taxes in any material amount
         -------- ----
claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

     7.11.  No Event of Default. No Default or Event of Default has occurred and
            -- ----- -- -------
is continuing.

     7.12.  Holding Company and Investment Company Acts. None of the Holdings
            ------- ------- --- ---------- ------- ----
Companies is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

     7.13.  Liens.
            -----

             7.13.1.  Absence of Financing Statements. No financing statement
                      ------- -- --------- ----------
     which names any of the Holdings Companies as a debtor has been filed in any jurisdiction in the United States or any State thereof pursuant to Article 9 of the Uniform Commercial Code of any State, and none of the Holdings Companies has signed any financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement in any such jurisdiction, except for notice filings by lessors of personal property or equipment under operating leases, and otherwise as permitted by (S)9.2 hereof.

             7.13.2.  No Mortgages; Etc. No mortgages, chattel mortgages,
                      -- ---------  ---
     assignments, statements of assignment, security agreements or deeds of trust have been filed by any person or persons with respect to any part of the property or assets of any of the Holdings Companies, except for mortgages and security agreements permitted by the provisions of (S)9.2 hereof.

     7.14.  Other Representations. Each of the representations and warranties
            ----- ---------------
made by each of the Holdings Companies in any of the Loan Documents was true and correct in all material respects when made and continues to be true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date falling prior to the Closing Date, and except to the extent that any of such representations and warranties may have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents.

     7.15.  Certain Transactions. Except for arm's length transactions pursuant
            ------- ------------
to which any of the Holdings Companies makes payments in the ordinary course of business upon terms no less favorable than such Holdings Company could obtain from third parties, none of the officers, directors, or employees of any of the Holdings Companies is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     7.16.  Employee Benefit Plans.
            -------- ------- -----

             7.16.1.  In General. Each Employee Benefit Plan has been maintained
                      -- -------
     and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under (S)103(d) of ERISA, with respect to each Guaranteed Pension Plan.

             7.16.2.  Terminability of Welfare Plans. The Borrower may terminate
                      ------------- -- ------- -----
     each Employee Benefit Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any of the Holdings Companies, except such Employee Benefit Plans the termination of which would not cause a materially adverse effect on the business, assets or financial condition of the Holdings Companies.

             7.16.3.  Guaranteed Pension Plans. Each contribution required to be
                      ---------- ------- -----
     made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of (S)302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of (S)4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $3,000,000.

             7.16.4.  Multiemployer Plans. Neither the Borrower nor any ERISA
                      ------------- -----
     Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under (S)4201 of ERISA or as a result of a sale of assets described in (S)4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of
     (S)4241 or (S)4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under (S)404 1A of ERISA.

     7.17.  Regulations U and X. The proceeds of the Revolving Credit Loans
            ----------- - --- -
shall be used to refinance the existing Indebtedness to the Prior Lenders under the Prior Credit Agreement, for working capital and general corporate purposes, which may include

Acquisitions permitted by (S)9.5. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes. No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

     7.18.  Environmental Compliance. The Borrower has taken all necessary steps
            ------------- ----------
to investigate the condition and past and present usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:

             (a) except as set forth on Schedule 7.18 hereto, none of the
                                        -------- ----
     Holdings Companies or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the business, assets or financial condition of the Holdings Companies;

             (b) except as set forth on Schedule 7.18 hereto, neither the
                                        -------- ----
     Borrower nor any of the other Holdings Companies has received notice from any third party including, without limitation, any federal, state or local governmental authority, (a) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. (S)6903(5), any hazardous substances as defined by 42 U.S.C. (S)9601(14), any pollutant or contaminant as defined by 42 U.S.C. (S)9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (c) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

             (c) except as set forth on Schedule 7.18 attached hereto: (a) no
                                        -------- ----
     portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except in accordance with applicable Environmental Laws except where any such noncompliance with applicable Environmental Laws would not have a material adverse effect on the business, assets or financial condition of the Holdings Companies; (b) in the course of any activities conducted by the Holdings Companies or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws, except where any such noncompliance with applicable Environmental Laws would not have a material adverse effect on the business, assets or financial condition of the Holdings Companies, (c) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Holdings Companies, which releases would have a material adverse effect on the business, assets or financial condition of the Holdings Companies;
     (d) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on business, assets or financial condition of the Holdings Companies; and (e) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported, treated or disposed of as required under applicable Environmental Laws, except where any such noncompliance with applicable Environmental Laws would not have a material adverse effect on the business, assets or financial condition of the Holdings Companies; and

             (d) None of the Holdings Companies or any of the Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby.

     7.19.  Subsidiaries, etc. As of the Closing Date, except for those
            ------------  ---
Subsidiaries listed on Schedule 7.19 attached hereto, the Borrower and Holdings
                       -------- ----
own or hold of record and/or beneficially (whether directly or indirectly) no shares of any class in the capital of any other corporations and no legal and/or beneficial interests in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise. Schedule 7.19 contains a
                                                        -------- ----
complete list of all such Subsidiaries and sets forth the authorized capital of all classes of the capital stock of each such Subsidiary on the date hereof, together with the ownership of all of the issued and outstanding shares of each such class.

     7.20.  Chief Executive Offices.  As of the Closing Date, the Borrower's
            ----- --------- -------
chief executive office is at 50 East Swedesford Road, Frazer, Pennsylvania 19355, at which location its books and records are kept.

     7.21.  Fiscal Year. Each of the Holdings Companies has a fiscal year which
            ------ ----
is the twelve (12) months ending on June 30 of each year.

     7.22.  Disclosure No representation or warranty made by any of the Holdings
            ----------
Companies in this Credit Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Agent or any Bank by or on behalf of in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

     7.23.  Insurance. Each of the Holdings Companies maintains with financially
            ---------
sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with sound business practices, with the details of such coverage being more fully described on Schedule 7.23 hereto.
             -------- ----

     7.24.  Repayment of Subordinated Debt. The Borrower has repaid in full the
            --------- -- ------------ ----
Subordinated Notes.

     7.25.  Consummation of IPO. The Holdings IPO is effective, the Holdings IPO
            ------------ -- ---
Amount was not less than $100,000,000 and Holdings contributed the Holdings IPO Amount to the Borrower.

   8. AFFIRMATIVE COVENANTS OF THE BORROWER AND HOLDINGS.
      ----------- --------- -- --- -------- --- --------

     Each of the Borrower and Holdings covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the LC Agent has any obligation to issue, extend or renew any Letters of Credit:

     8.1.  Punctual Payment. The Borrower will duly and punctually pay or cause
           -------- -------
to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of the Holdings Companies is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

     8.2.  Maintenance of Office. The Borrower will maintain its chief executive
           ----------- -- ------
office at 50 East Swedesford Road, Frazer, Pennsylvania, or at such other place in the United States of America as the Borrower shall designate upon thirty (30) days prior written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

     8.3.  Records and Accounts. Each of Holdings and the Borrower will (a)
           ------- --- --------
keep, and cause each of the Holdings Companies to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

     8.4.  Financial Statements, Certificates and Information. The Borrower will
           --------- ----------  ------------ --- -----------
deliver to each of the Banks:

     (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries and the consolidating balance sheet of Holdings and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied and certified (as to consolidated statements) by an independent certified public accountant or firm or independent public accountants selected by the Borrower and approved by the Agent, which opinion is unqualified except for a qualification for a change in accounting principles with which the independent public accountant concurs together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, in the normal course of conducting such examination, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for
         --------
failure to obtain knowledge of any Default or Event of Default;

     (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of Holdings, copies of the unaudited consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of Holdings's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Holdings Companies on the date thereof (subject to year-end adjustments);

     (c) as soon as practicable, but in any event within thirty (30) days after the end of each of the first two months in each fiscal quarter of Holdings unaudited monthly consolidated balance sheets and statements of income and of charges in financial position of Holdings and its Subsidiaries for such month, prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial condition of Holdings on the date thereof (subject to year-end adjustments);

     (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit C hereto (the "Compliance Certificate") and setting forth in reasonable
- ------- -
detail computations evidencing compliance with the covenants contained in (S)10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

     (e) at the time of delivery of each quarterly and annual statement, an Officer's Certificate, stating that such officer has caused this Credit Agreement to be reviewed and has no knowledge of any Default or Event or Default by the Borrower in the performance or observance of any of the provisions of this Credit Agreement, during such month or quarter or at the end of such year, or, if such officer has such knowledge, specifying each Default or Event of Default and the nature thereof;

     (f) promptly upon receipt thereof, copies of all management letters of substance and other material reports of substance which are submitted to Holdings and/or the Borrower by its independent accountants in connection with any annual or interim audit of the books of Holdings or the Borrower made by such accountants;

     (g) as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, copies of all other financial statements and reports as either Holdings or the Borrower shall send to any of its stockholders as such, and copies of all regular and periodic reports which Holdings or the Borrower may be required to file with the Securities and Exchange Commission or any similar or corresponding federal or state governmental commission, department or agency substituted therefor;

     (h) from time to time upon the reasonable request of the Agent, projections of Holdings and its Subsidiaries updating those projections delivered to the Banks and referred to in (S)7.4.2 or, if applicable, updating any later such projections delivered in response to a request pursuant to this (S)8.4(h);

     (i) by not later than thirty (30) days prior to the end of each fiscal year, the budget of the Holdings Companies for the next fiscal year; and

     (j) from time to time such other financial data and information as the Agent or any Bank, requesting through the Agent, may reasonably request.

8.5.  Notices.
      -------

     8.5.1.  Defaults. Each of the Borrower and Holdings will promptly notify
             --------
the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which any of the Holdings Companies is a party or obligor, whether as principal, guarantor, surety or otherwise, and such claimed default relates to any obligation in an amount, individually or in the aggregate, in excess of $5,000,000 the Borrower and Holdings shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

          8.5.2.  Environmental Events. Each of the Borrower and Holdings will
                  ------------- ------
     promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that any of the Holdings Companies reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Holdings Companies.

          8.5.3.  Notice of Litigation and Judgments. Each of the Borrower and
                  ------ -- ---------- --- ---------
     Holdings will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Holdings Companies or to which is or becomes a party involving an uninsured claim against that could reasonably be expected to have a materially adverse effect on the Holdings Companies and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Holdings Companies in an amount in excess of $5,000,000.

     8.6.  Corporate Existence: Maintenance of Properties. Except as permitted
           --------- ---------  ----------- -- ----------
by (S)9.5, each of the Borrower and Holdings will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. Each (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this (S)8.6 shall prevent the Borrower or
            --------
Holdings from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Holdings Companies on a consolidated basis.

     8.7.  Insurance. The Borrower and Holdings will, and will cause each of its
           ---------
Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

     8.8.  Taxes. Each of the Borrower and Holdings will, and will cause each of
           -----
its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax,
                                                  --------
assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Holdings Company shall have set aside on its books adequate reserves with respect thereto; and provided further that each of the Holdings Companies
                          -------- -------
will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

     8.9.  Inspection of Properties and Books. etc.
           ---------- -- ---------- --- -----  ---

          8.9.1.  General. Each of the Borrower and Holdings shall permit the
                  -------
     Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Holdings Companies to examine the books of account of (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Holdings Companies with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request. The Banks and the Agent agree that they will treat in confidence all financial information with respect to the Holdings Companies, and all information obtained during such inspection which is designated by the Borrower as confidential and will not, without the consent of the Borrower, disclose such information to any third party and, if any representative or agent of the Banks or the Agent shall not be an employee of one of the Banks or the Agent or any affiliate of the Banks or the Agent, such designee shall be reputable and of recognized standing and shall agree in writing to treat in confidence the information obtained during any such inspection and, without the prior written consent of the Borrower, not to disclose such information to any third party or make use of such information for personal gain. Notwithstanding the foregoing, each of the Borrower and Holdings hereby authorizes each of the Agent and the Banks to disclose information obtained pursuant to this Credit Agreement to banks or other financial institutions who are purchasers, assignees, participants or potential purchasers, assignees or participants in the Revolving Credit Loans or Letters of Credit made or to be made or purchased hereunder (which purchasers, assignees, participants, potential purchasers, potential assignees or potential participants shall be required to keep such information confidential in accordance with the terms hereof) and where required or requested by governmental or regulatory authorities or in or as part of any judicial or administrative proceeding; provided, however,
                                                              --------  -------
     that if an Event of Default shall have occurred and be continuing and the Agent or any Bank shall be enforcing or pursuing any of its remedies hereunder, any restriction on access or disclosure contained in this
     (S)8.9.1 shall be inapplicable and of no force or effect.

          8.9.2.  Communications with Accountants. Each of the Borrower and
                  -------------- ---- -----------
     Holdings authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Holdings Companies. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this
     (S)8.9.2

     8.10.  Compliance with Laws. Contracts, Licenses, and Permits. Each of the
            ---------- ---- ----  ---------- --------- --- -------
Borrower and Holdings will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws unless such noncompliance would not have a material adverse effect on the business, assets or financial condition of the Holdings Companies, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound unless such noncompliance would not have a material adverse effect on the business, assets or financial condition of the Holdings Companies and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Holdings Companies may fulfill any of its obligations hereunder or any of the other Loan Documents to which it is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

     8.11.  Employee Benefit Plans. The Borrower will (a) within ten (10) days
            -------- ------- -----
of the request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under (S)103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) within ten (10) days of receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under (S)(S)302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of
ERISA, or in respect of a Multiemployer Plan, under (S)(S)4041A, 4202.4219, 4242, or 4245 of ERISA.

     8.12.  Use of Proceeds. The Borrower will use the proceeds of the Revolving
            --- -- --------
Credit Loans solely to refinance existing Indebtedness to the Prior Lenders under the Prior Credit Agreement, for working capital and general corporate purposes, which may include Acquisitions permitted by (S)9.5. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

     8.13.  Fair Labor Standards Act. Each of Holdings and the Borrower will,
            ---- ----- --------- ---
and will cause each of their Subsidiaries to, at all times operate its business in compliance with all material applicable provisions of the Fair Labor Standards Act of 1938, as amended. None of the inventory of Holdings, the Borrower or any of their Subsidiaries are or will be produced by employees of
(a) Holdings, the Borrower or any of their Subsidiaries or (b) to the best knowledge of Holdings, the Borrower and each of their Subsidiaries, by employees of suppliers, who are, in each case, employed in violation of the minimum wage or maximum hour provisions of the Fair Labor Standards Act (29 U.S.C. (S)(S)206 and 207) or any regulations promulgated thereunder, in each case, as in effect from time to time.

     8.14.  Further Assurances. Each of Holdings and the Borrower will, and will
            ------- ----------
cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND HOLDINGS.
   ------- -------- --------- -- --- -------- --- --------

     Each of the Borrower and Holdings covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the LC Agent has any obligations to issue, extend or renew any Letters of Credit:

     9.1.  Restrictions on Indebtedness. Neither the Borrower nor Holdings will
           ------------ -- ------------
nor will any of them permit any of their Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

            (a) Indebtedness to the Banks and the Agent arising under this Credit Agreement or any of the other Loan Documents;

            (b) current liabilities of the Holdings Companies incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

            (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies and liabilities under employee benefit plans, including pension plans, to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of (S)8.8, or to the extent that the amount, applicability, or validity thereof is actively contested by any Holdings Company or any of their respective Subsidiaries in good faith by appropriate proceedings and with respect to which reserves have been set aside on the books of such Decision Company or its Subsidiaries (segregated to the extent required by generally accepted accounting principles and practices) reasonably deemed by Holdings, the Borrower or such Subsidiary and the Agent to be adequate with respect thereto;

            (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Holdings Companies shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

            (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

            (f) obligations under Capitalized Leases not exceeding $10,000,000 in aggregate amount at any time outstanding provided that the aggregate
                                                 --------
     amount of all payments due and payable in any fiscal year by the Decision Companies pursuant to non-cancellable operating leases, rental agreements or other similar contracts shall not exceed $40,000,000 and provided, further, that the
                                                --------  -------
     aggregate amount of all payments due and payable in any Indebtedness Reference Period (as hereinafter defined) by the Decision Companies pursuant to non-cancellable operating leases, rental agreements or other similar contracts shall not exceed $80,000,000 (exclusive of payments due and payable in an amount not to exceed $40,000,000 pertaining to non-cancellable operating leases of the Borrower). For the purposes of this
     (S)9.1(f), the term "Indebtedness Reference Period" shall mean, for any fiscal year of the Borrower ending on or after the Closing Date, the period of four fiscal years of the Borrower beginning on the first day of such fiscal year;

          (g) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary, provided that the aggregate principal amount of such
                 --------
     Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $10,000,000 in any fiscal year;

          (h) Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto;
        -------- ---

          (i) Intercompany Indebtedness (i) to any of the Holdings Companies so long as such Holdings Company has guaranteed the Obligations; and (ii) Indebtedness of DecisionOne Canada to any of the other Holdings Companies, provided the amount of such Indebtedness of DecisionOne Canada does not
     --------
     exceed $10,000,000 in the aggregate.

          (j) Indebtedness incurred in connection with performance bonds obtained by any of the Holdings Companies in the ordinary course of business, if so required to be obtained by any customer;

          (k) unsecured public Indebtedness of the Borrower not otherwise permitted hereunder provided that (i) the aggregate amount of all such Indebtedness does not exceed, in the aggregate, $150,000,000 at any time;
     (ii) no Default or Event of Default has occurred and is continuing or would exist as a result of the Borrower incurring such Indebtedness; (iii) the Borrower has demonstrated to the satisfaction of the Bank Agents, based on a pro forma Compliance Certificate, compliance with (S)10 hereof on a pro forma basis immediately prior to and for the subsequent period of twelve
     (12) months after giving effect to such incurrence of Indebtedness; (iv) at the date of the incurrence of such Indebtedness the weighted average life and final maturity of such Indebtedness must be greater than six months after the Revolving Credit Loan Maturity Date; provided, however in no
                                                    --------  -------
     event shall more than forty percent (40%) of the principal amount of such Indebtedness become due and payable to the holder of such Indebtedness prior to six (6) months after the Revolving Credit Loan Maturity Date; (v) such Indebtedness does not contain terms and conditions which are more onerous to the Borrower than the terms and conditions contained herein and does not contain affirmative or negative covenants more restrictive to the Borrower than contained herein; and (vi) such Indebtedness is a single draw term loan and not a revolving credit loan;

          (l) unsecured Indebtedness incurred in connection with any Acquisition permitted by (S)9.5.1 hereof to the seller of the assets being acquired, provided, that (i) the aggregate amount of all such Indebtedness permitted
     --------
     by this (S)9.1(l) does not exceed, in the aggregate, $50,000,000 at any time; (ii) no Default or Event of Default has occurred and is continuing or would exist as a result of the incurrence of such Indebtedness; (iii) such Indebtedness does not contain terms and conditions which are more onerous to the Borrower than the terms and conditions contained herein and does not contain affirmative or negative covenants more restrictive to the Borrower than contained herein; and (iv) such Indebtedness is comprised of term loans and not revolving credit loans; and

          (m) unsecured private Indebtedness of the Borrower not otherwise permitted hereunder and incurred pursuant to a private placement of unsecured notes to institutional lenders, provided that (i) the aggregate amount of all such Indebtedness does not exceed, in the aggregate, $50,000,000 at any time; (ii) no Default or Event of Default has occurred and is continuing or would exist as a result of the Borrower incurring such Indebtedness; (iii) the Borrower has demonstrated to the satisfaction of the Bank Agents, based on a pro forma Compliance Certificate, compliance with (S)10 hereof on a pro forma basis immediately prior to and for the period of twelve (12) months after giving effect to such incurrence of Indebtedness; (iv) at the date of the incurrence of such Indebtedness the weighted average life and final maturity of such Indebtedness must be greater than six months after the Revolving Credit Loan Maturity Date; provided, however in no event shall more than forty percent (40%) of the
     --------  -------
     principal amount of such Indebtedness become due and payable to the holder of such Indebtedness prior to six (6) months after the Revolving Credit Loan Maturity Date; (v) such Indebtedness does not contain terms and conditions which are more onerous to the Borrower than the terms and conditions contained herein, does not contain affirmative or negative covenants more restrictive to the Borrower than contained herein and the terms and conditions of such Indebtedness have been approved in writing by the Agent, the Documentation Agent, the Syndication Agent and the LC Agent; and (vi) such Indebtedness is a single draw term loan and not a revolving credit loan;

provided, however, notwithstanding the foregoing provisions of this (S)9.1, the
- --------  -------
total principal amount of all Indebtedness outstanding under clauses (k), (l) and (m) of this (S)9.1 shall not at any time exceed $150,000,000 in the aggregate at any one time outstanding.

     9.2.  Restrictions on Liens. Each of Holdings and the Borrower will not,
           ------------ -- -----
and will not permit any of their Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that they may
                                                        --------
create or incur or suffer to be created or incurred or to exist:

          (a) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

          (b) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

          (c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

          (d) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by (S)9.1(d);

          (e) liens of landlords, carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue or which are being contested in good faith, and for which adequate reserves have been made;

          (f) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of any Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Holdings Companies on a consolidated basis;

          (g) liens existing on the date hereof and listed on Schedule 9.2
                                                              -------- ---
     hereto;

          (h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by (S)9.1(g), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

          (i) lessor's liens arising in connection with any sale-lease-back transactions in an aggregate amount not exceeding the amount permitted by
     (S)9.1(g) hereof and purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure Indebtedness of the type and in aggregate amount not exceeding the amount permitted by (S)9.1(g) hereof, incurred in connection with the acquisition of such property, which lessor's liens, security interests or mortgages cover only the real or personal property so acquired, provided, that the aggregate amount of the
                                    --------
     Indebtedness secured by such lessor's liens, security interests or mortgages shall not exceed the lesser of (i) 100% of the purchase price or present value of rental payments, and (ii) the book value on the books of the relevant Decision Company of the property so acquired;

          (j) first liens on assets disposed of pursuant to (S)9.5, in favor of the purchasers thereof,

          (k) purchase money liens securing Indebtedness permitted under
     (S)9.1(g) hereof, and

          (I) first liens on inventory subject to lease, the lease relating to which has been disposed of pursuant to (S)9.5.2, in favor of the purchaser of such lease; and

          (m) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents.

     9.3.  Restrictions on Investments. Neither the Borrower nor Holdings will
           ------------ -- -----------
and neither will permit any of their Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

          (a) marketable direct or guaranteed obligations of the United States of America that mature within thirty (30) days from the date of purchase by the Borrower;

          (b) demand deposits, certificates of deposit, bankers acceptance, repurchase agreements and time deposits that mature within thirty (30) days from the date of purchase of United States banks having total assets in excess of $1,000,000,000;

          (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

          (d) Investments existing on the date hereof and listed on Schedule 9.3
                                                                    -------- ---
     hereto;

          (e) Investments with respect to Indebtedness permitted by (S)9.1(i) so long as such entities remain Subsidiaries of the Borrower;

          (f) Investments consisting of the Guaranty and Investments by the Borrower in Subsidiaries of the Borrower existing on the Closing Date;

          (g) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by (S)9.5.2;

          (h) shares of capital stock of or other Investments in any of the Decision Subsidiaries which are parties to the Guaranty;

          (i) shares of any so-called "money market fund", provided that such
                                                           --------
     fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less; and

          (j) Investments permitted by (S)9.5.1.

     9.4.  Distributions. The Borrower, Holdings and their respective
           -------------
Subsidiaries shall be permitted to make Distributions so long as no Default or Event of Default exists at the time of such Distribution or would result therefrom.

     9.5.  Merger, Consolidation and Disposition of Assets.
           ------- ------------- --- ----------- -- ------

          9.5.1.  Mergers and Acquisitions. Neither the Borrower nor Holdings
                  ------- --- ------------
     will, nor will they permit any of their Subsidiaries to, become a party to any merger or consolidation, or agree to or affect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except, so long as no Default or Event of Default has occurred and is continuing, (a) the merger or consolidation of one or more of the Holdings Companies (other than Holdings or the Borrower) with and into any other Holdings Company, so long as if the merger involves the Borrower, the Borrower is the survivor; and
     (b) the acquisition, whether through purchase of stock or assets of a complete or partial ownership interest in any Person which is engaged in providing hardware and/or software maintenance or repair services, or engaged in any personal computer networking service or engaged in any personal computer sale or brokerage service, provided, (i) the Borrower has
                                                  --------
     provided the Agent with fifteen (15) Business Days prior written notice of such acquisition, which notice shall include a reasonably detailed description of such acquisition; (ii) the Person or business to be acquired would not subject the Banks or any Bank Agent to regulatory or third party approvals in connection with any exercise of its rights and remedies under the Loan Documents; (iii) the aggregate purchase price (including cash paid, Indebtedness incurred to the seller and Indebtedness assumed in such acquisition) for all acquisitions consummated in any period of twelve (12) consecutive months does not exceed $100,000,000 in such year; (iv) in the event the aggregate purchase price for any one acquisition or a series of related acquisitions exceeds $25,000,000, the Borrower has demonstrated to the reasonable satisfaction of the Bank Agents, based on a pro forma
                                                                --- -----
     Compliance Certificate, compliance with (S)10 on a pro forma basis
                                                        --- -----
     immediately prior to and after giving effect to such acquisition; and
     (v) no Default or Event of Default then exists or would result after giving effect to such acquisition (each such acquisition pursuant to this clause
     (b) being referred to as an "Acquisition").

          9.5.2.  Disposition of Assets. Neither the Borrower nor Holdings will,
                  ----------- -- ------
     nor will they permit any of their Subsidiaries to, become a party to or agree to or effect any disposition of assets, provided, however, so long as
                                                   --------  -------
     no Default or Event of

     Default has occurred and is continuing, the Holdings Companies shall be permitted to agree to or effect the disposition of assets consisting of (a) the sale or lease of inventories, the license of software and the disposition and replacement of obsolete equipment, in each case in the ordinary course of business, consistent with past practices; (b) sales to third-party finance companies of all or any part of any Decision Company's rights as lessor or seller under any lease of, or installment sales contract relating to, any inventory of such Decision Company, and sales to such third-party finance companies of inventory subject to any such lease or installment sales contract; provided, that all such sales are on an
                                    --------
     arm's-length basis and are on terms that provide that such Decision Company's liability thereunder is limited solely and in all events (except as to customary representations, warranties and indemnities as to title, corporate authority, equipment performance, maintenance services, intellectual property rights, validity of lease or sale documentation, and the like) to recourse against the inventory that is the subject of such lease or installment sales contract (it being understood, for the purposes of implementing this (S)9.5.2 (b), that the Borrower may request the Majority Banks to approve in writing a standard form of agreement or agreements with respect to such transactions and that, upon such approval by the Majority Banks (and until receipt by the Borrower of further written notice from the Majority Banks withdrawing such approval), an agreement or agreements in such form shall be deemed to comply with the requirements of this (S)9.5.2 (b), (c); any other sale or disposition of assets of the Decision Companies in an aggregate amount not to exceed, for the Decision Companies considered as a whole, $5,000,000 in any fiscal year; (d) the sale and leaseback of repairable spare parts, and the assignment and license-back of software, in each case solely between two or more Decision Companies; and (e) the sale of the Menomenee Falls, Wisconsin real property owned by the Borrower.

     9.6.  Sale and Leaseback. Except as expressly permitted by the terms of
           ---- --- ---------
this Credit Agreement, neither the Borrower nor Holdings will, nor will they permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any of the Holdings Companies shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that any of the Holdings Companies intends to use for substantially the same purpose as the property being sold or transferred, other than the real property referred to in (S)9.5.2(e).

     9.7.  Compliance with Environmental Laws. Neither the Borrower nor Holdings
           ---------- ---- ------------- -----
will, nor will they permit any of their Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the storage or disposal of Hazardous Substances except in compliance in all material respects with applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate except in compliance in all material respects with applicable Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate except in material compliance with applicable Environmental Laws or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

     9.8.  Capitalization. Neither the Borrower nor Holdings will, nor will they
           --------------
permit any of their Subsidiaries to amend, supplement or otherwise modify the terms of any of the Capitalization Documents; provided, however, so long as no
                                              --------  -------
Default or Event of Default has occurred and is continuing, Holdings and any of the Decision Subsidiaries shall be permitted to amend its certificate of incorporation (a) if such an amendment is of an immaterial or ministerial nature or if such amendment would not have any adverse effect on the Bank Agents' or the Banks' rights or interests under the Loan Documents or the Borrower's or Holdings' obligations under the Loan Documents; (b) to allow it to issue additional common stock on substantially the same terms as the common stock existing on the Closing Date; and (c) to allow it to issue shares of Preferred Stock so long as the terms of such Preferred Stock do not contain any mandatory redemption provisions which would require a mandatory redemption prior to or on the Revolving Credit Loan Maturity Date, or other terms which could have any adverse effect on the Bank Agents' or the Banks' rights or interests under the Loan Documents or the ability of Holdings or any of the Decision Subsidiaries to perform their respective obligations under the Loan Documents.

     9.9.  Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate
           -------- ------- -----
will

          (a) engage in any "prohibited transaction" within the meaning of
     (S)406 of ERISA or (S)4975 of the Code which could result in a material liability for the Holdings Companies; or

          (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in (S)302 of ERISA, whether or not such deficiency is or may be waived; or

          (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the Imposition of a lien or encumbrance on the assets of the Borrower or any of their Subsidiaries pursuant to (S)302(f) or (S)4068 of ERISA; or

          (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of (S)4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than the amount set forth in (S)8.16.3.

     9.10.  Fiscal Year. Neither Holdings nor the Borrower will change the date
            ------ ----
of the end of their respective fiscal years from that set forth in (S)8.21 hereof.

     9.11.  Negative Pledges. Neither Holdings nor the Borrower will enter into
            -------- -------
any agreement (excluding this Credit Agreement and the other Loan Documents) prohibiting the creation or assumption of any lien upon its properties, revenues or assets or those of any of its Subsidiaries, whether now owned or hereafter acquired other than agreements with Persons prohibiting any such lien on assets in which such Person has a prior security interest which is permitted by (S)9.2.

     9.12.  Transactions with Affiliates. Neither Holdings nor the Borrower
            ------------ ---- ----------
will, nor will they permit any of their Subsidiaries to, enter into, or cause, suffer or permit to exist (a) any arrangement or contract with any of its other Affiliates of a nature customarily entered into by Persons which are Affiliates of each other (including management or similar contracts or arrangements relating to the allocation of revenues, taxes and expenses or otherwise) requiring any payments to be made by any of the Holdings Companies to any Affiliate unless such arrangement is fair and equitable to such Holdings Company or (b) any other transaction, arrangement, contract with any of their other Affiliates which would not be entered into by a prudent Person in the position of such Holdings Company, or which is on terms which are less favorable than are obtainable from, any Person which is not one of its Affiliates.

     9.13.  Upstream Limitations. Neither Holdings nor the Borrower will, and
            -------- -----------
they will not permit any of their Subsidiaries to enter into any agreement, contract or arrangement (other than the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to the Borrower.

     9.14.  Inconsistent Agreements. Neither Holdings nor the Borrower will, nor
            ------------ ----------
will they permit any of their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by any of the Holdings Companies of its obligations hereunder or under any of the Loan Documents.

     9.15.  Additional Shares. Neither the Borrower nor Holdings will at any
            ---------- ------
time, nor will either of them cause or permit any of their Subsidiaries at any time to, issue any shares of any class of capital stock of any Decision Company without the prior written consent of the Majority Banks.

     9.16.  Decision  Switzerland. Holdings  will  not  cause  or  permit
            --------  -----------
Decision Switzerland to engage in any business or own or acquire any assets other than Intercompany Indebtedness, a certain rebate receivable in respect of the United Kingdom advance corporation tax existing as of the date hereof and the funds constituting the Swiss Account Amount.

                    10. FINANCIAL COVENANTS OF THE BORROWER.
                        --------- --------- -- --- --------

     Each of Holdings and the Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the LC Agent has any obligation to issue, extend or renew any Letters of
Credit:

     10.1.  Interest Coverage Test. Commencing with Reference Period ending on
            -------- -------- ----
the last day of the fiscal quarter ending September 30, 1996, the Borrower and Holdings will not, as of the end of any Reference Period, permit the ratio of
(a) EBITDA for such period less Capital Expenditures for such period to (b) Consolidated Total Interest Expense for such Reference Period to be less than 5.50:1.00.

     10.2.  Consolidated Net Worth. The Borrower and Holdings will not permit
            ------------ --- -----
Consolidated Net Worth at any time to be less than the sum of (a) $149,634,625 plus (b) on a cumulative basis, fifty percent (50%) of positive Consolidated Net
- ----
Income for each fiscal quarter beginning with the fiscal quarter ending June 30, 1996.

     10.3.  Debt Ratio. The Borrower and Holdings will not permit the Debt Ratio
            ---- -----
at the end of any fiscal quarter to be greater than 0.65:1.00 for such period.

                            11. CLOSING CONDITIONS.
                                ------- ----------

     The obligations of the Banks to make the initial Revolving Credit Loans and of the LC Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent.

     11.1.  Loan Documents. Each of the Loan Documents shall have been duly
            ---- ---------
executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

     11.2.  Certified Copies of Charter Documents. Each of the Banks shall have
            --------- ------ -- ------- ---------
received from each of the Holdings Companies a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

     11.3.  Corporate Action. All corporate action necessary for the valid
            --------- ------
execution, delivery and performance each of the Holdings Companies of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

     11.4.  Incumbency Certificate. Each of the Banks shall have received an
            ---------- -----------
incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of each of the Holdings Companies and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each such Holdings Companies, each of the Loan Documents to which such Holdings Company is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

     11.5.  UCC Search Results. The Agent shall have received the results of UCC
            --- ------ -------
searches indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

     11.6.  Certificates of Insurance. The Agent shall have received (a) a
            ------------ -- ---------
certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

     11.7.  Solvency Certificate. Each of the Banks shall have received an
            -------- -----------
officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Holdings Companies following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

     11.8.  Opinion of Counsel. Each of the Banks and the Agent shall have
            ------- -- -------
received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from Vincent M. Dadamo, Esq., counsel to the Holdings Companies.

     11.9.  Payment of Fees. The Borrower shall have paid to the Banks or the
            ------- -- ----
Agent, as appropriate, the fees pursuant to (S)5.1.

     11.10.  Disbursement Instructions. The Agent shall have received
             ------------ ------------
disbursement instructions from the Borrower, with respect to proceeds of the initial Revolving Credit Loan.

     11.11.  Termination of Commitments under Prior Credit Agreement. The
             ----------- -- ----------- ----- ----- ------ ---------
Commitments (as defined in the Prior Credit Agreement) of the Prior Lenders have been permanently terminated, and all amounts owing to the Prior Lenders have been indefeasibly repaid in full, in cash.

                       12. CONDITIONS TO ALL BORROWINGS.
                           ---------- -- --- ----------

     The obligations of the Banks to make any Revolving Credit Loan, and of the LC Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

     12.1.  Representations True: No Event of Default. Each of the
            --------------------  -- ----- -- -------
representations and warranties of each of the Holdings Companies contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

     12.2.  No Legal Impediment. No change shall have occurred in any law or
            -- ----- ----------
regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the LC Agent would make it illegal for the LC Agent to issue, extend or renew such Letter of Credit.

     12.3.  Governmental Regulation. Each Bank shall have received such
            ------------ ----------
statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

     12.4.  Proceedings and Documents. All proceedings in connection with the
            ----------- --- ---------
transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

          13.  EVENTS OF DEFAULT: ACCELERATION: ETC.
               ------ -- -------- ------------- ----

     13.1.  Events of Default and Acceleration. If any of the following events
            ------ -- ------- --- ------------
("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

            (a) the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

            (b) the Borrower shall fail to pay any interest on the Revolving Credit Loans, the Commitment Fee, any Letter of Credit Fee, the Agent's fee, or sums due hereunder or under any of the other Loan Documents, within three (3) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

            (c) either of the Borrower or Holdings shall fail to comply with any of its covenants contained in (S)(S)8.1, 8.2, 8.4, 8.5, 8.6, 8.9, 8.12,
     8.14, (S)9 or 10;

            (d) the Borrower or any of its Subsidiaries shall fail to perform any term covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this (S)13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;

            (e) any representation or warranty of any of the Holdings
     Companies in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

            (f) any of the Holdings Companies shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases individually or in the aggregate in excess of $5,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

          (g) any of the Holdings Companies shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of it or of any substantial part of the assets of any of the Holdings Companies or shall commence any case or other proceeding relating to under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against and shall indicate its approval thereof; consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

          (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Holdings Companies in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against any of the Holdings Companies that, with other outstanding final judgments, undischarged, against any of the Holdings Companies exceeds in the aggregate $1,000,000;

          (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Holdings Companies party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (k) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

          (l) any of the Holdings Companies shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

          (m) there shall occur any material damage to, or loss, theft or destruction of, any assets of any of the Holdings Companies, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any of the Holdings Companies if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Holdings Companies;

          (n) there shall occur the loss, suspension or revocation of; or failure to renew, any license or permit now held or hereafter acquired by any of the Holdings Companies if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Holdings Companies;

          (o) any of the Holdings Companies shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against any of the Holdings Companies, the punishment for which in any such case could include the forfeiture of any assets but having a fair market value in excess of $100,000;

          (p) Holdings shall at any time, legally or beneficially own less than 100% of the capital stock of the Borrower;

          (q) any Person other than an Investor shall at any time, be a legal or beneficial owner (within the meaning used in Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended) of more than 25% of the outstanding shares of the common stock of Holdings;

          (r) at any time individuals who were directors of Holdings on the Closing Date shall cease, for any reason, to constitute a majority of the board of directors of Holdings (except to the extent that individuals who were directors on the Closing Date were replaced by individuals (i) elected by a majority of the remaining members of the board of directors of Holdings or (ii) nominated for election by a majority of the remaining members of the board of directors of Holdings); or

          (s) Holdings or any other guarantor thereunder shall purport to revoke the Guaranty or assert that it has no obligations thereunder.

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the
                                                          --------
event of any Event of Default specified in (S)(S)13.1(g) or 14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

     13.2.  Termination of Commitments. If any one or more of the Events of
            --------------------------
Default specified in (S)13.1(g) or (S)13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Revolving Credit Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans and the LC Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve any of the Holdings Companies of any of the Obligations.

     13.3.  Remedies. In case any one or more of the Events of Default shall
            --------
have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to (S)13.1, each Bank, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due,
- -- -----
by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     13.4.  Distribution of Proceeds. In the event that, following the
            ------------ -- ---------
occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies with respect to the enforcement of any of their remedies under any of the Loan Documents, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions in
                                       --------  -------
     respect of Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata; and provided, further, that the Agent may in its
                     --- ----      --------  -------
     discretion make proper allowance to take into account any Obligations not then due and payable; and

          (c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

                                  14. SETOFF.
                                      ------

     Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to Holdings or the Borrower and any securities or other property of Holdings or the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Holdings or the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of Holdings or the Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower or Holdings or otherwise in respect of the Revolving Credit Loans or Reimbursement Obligations, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to such Banks by proceedings against the Borrower or Holdings at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto
                                                                  ---------
assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it or Reimbursement obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter
           --------
recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                                 15. THE AGENT.
                                     ----------

     15.1.  Authorization.
            --------------

         (a) Each of the Bank Agents and the Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to each of the Bank Agents and the Agent, together with such powers as are reasonably incident thereto, provided that no duties or
                                                     --------
     responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

          (b) The relationship between each of the Bank Agents and the Agent and each of the Banks is that of an independent contractor. The use of the terms "Bank Agents," Documentation Agent", "Syndication Agent", "Administrative Agent" and "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between each of the Bank Agents and the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between each of the Bank Agents and the Agent and any of the Banks.

         (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, each of the Bank Agents and the Agent is nevertheless a "representative" of the Banks, as that term is defined in
     Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

     15.2.  Employees and Agents. Each of the Bank Agents and the Agent may
            --------- --- ------
exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.

     15.3.  No Liability. Neither the Bank Agents, the Agent nor any of its
            -- ----------
shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that each of the Bank Agents and the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     15.4.  No Representations. Each of the Bank Agents and the Agent shall not
            -- ---------------
be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, the Letters of Credit, any of the other Loan Documents or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any of the Holdings Companies, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or to inspect any of the properties, books or records of any of the Holdings Companies. Each of the Bank Agents and the Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of any of the Holdings Companies. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

     15.5.  Payments.
            --------

         15.5.1.  Payments to Agent. A payment by the Borrower to the Agent
                  -------- -- -----
     hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by
                                         --- ----
     the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

         15.5.2.  Distribution by Agent. If in the opinion of the Agent the
                  ------------ -- -----
     distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          15.5.3.  Delinquent Banks. Notwithstanding anything to the contrary
                   ---------- -----
     contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of
                                                            --- ----
     any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of (S)14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in
         --- ----
     each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of; their respective pro rata shares of all outstanding Revolving
                                    --- ----
     Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of
                                                           --- ----
     all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata
                                                                   --- ----
     shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     15.6.  Holders of Revolving Credit Notes. The Agent may deem and treat the
            ------- -- --------- ------ -----
payee of any Revolving Credit Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     15.7.  Indemnity. The Banks ratably agree hereby to indemnify and hold
            ---------
harmless the Bank Agents and the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Bank Agents and the Agent has not been reimbursed by the Borrower as required by (S)16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Bank Agents' or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Bank Agents' or the Agent's willful misconduct or gross negligence.

     15.8.  Agent as Bank. In its individual capacity, FNBB shall have the same
            ----- -- ----
obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the LC Agent and the Syndication Agent. In its individual capacity Nations shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

     15.9.  Resignation. The Agent may resign at any time by giving sixty (60)
            -----------
days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     15.10.  Notification of Defaults and Events of Default. Each Bank hereby
             ------------ -- -------- --- ------ -- -------
agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this (S)15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

     15.11.  Duties in the Case of Enforcement. In case one or more Events of
             ------ -- --- ---- -- -----------
Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to exercise all or any such other legal and equitable and other rights or remedies as it may have under the Loan Documents. The Majority Banks may direct the Agent in writing as to the method and the extent of any enforcement, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not
                                            --------
comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

     15.12.  Duties of Documentation Agent. The Documentation Agent as such
             ------ -- ------------- -----
shall have no duties or responsibilities to the Holdings Companies, the Banks or any of the Bank Agents hereunder.

                                 16. EXPENSES.
                                     --------

     The Borrower and Holdings jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein,
(b) except to the extent provided in (S)5.2.2, any taxes (including any interest and penalties in respect thereto) payable by the Bank Agents or any of the Banks (other than taxes based upon any Bank Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Bank Agents and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Bank Agents, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or any Bank Agent in connection with
(i) the enforcement of or preservation of rights under any of the Loan Documents against or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or any Bank Agent's relationship with any of the Holdings Companies; (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches; and (g) all reasonable fees, expenses and disbursements of any the Bank Agents in connection with the syndication of this Credit Agreement. The covenants of this (S)16 shall survive payment or satisfaction of all other Obligations.

                              17. INDEMNIFICATION.
                                  ---------------

     The Borrower and Holdings jointly and severally agree to indemnify and hold harmless the Bank Agents and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to any of the Holdings Companies and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Holdings
                                               --------  -------
Companies
shall not be required to indemnify any Person for any claims, actions, suits, liabilities, losses, damages or expenses arising solely out of the gross negligence or willful misconduct of the Person seeking to be indemnified, nor shall they be required to indemnify any Bank for any claims, actions, suits, liabilities, losses, damages or expenses arising solely out of disputes between the Banks which do not in any manner involve the Borrower. In litigation, or the preparation therefor, the Banks and the Bank Agents shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower and Holdings jointly and severally under this (S)17 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this (S)17 shall survive payment or satisfaction in full of all other Obligations.

                        18. SURVIVAL OF COVENANTS, ETC.
                            -------- -- ---------- ---

     All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Holdings Companies pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of any of the Holdings Companies pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by any of the Holdings Companies.

                       19. ASSIGNMENT AND PARTICIPATION.
                           ---------- --- -------------

     19.1.  Conditions to Assignment by Banks. Except as provided herein, each
            ---------- -- ---------- -- -----
Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Agent and, unless a Default or Event of
         --------
Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a minimum of $5,000,000, or, if such Bank's Commitment is less than $5,000,000, the amount of such Bank's Commitment and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the

Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with
               ------- -
any Revolving Credit Notes subject to such assignment.   Upon such execution,
delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five
(5) Business Days after the execution thereof; (a) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (b) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in (S)19.3, be released from its obligations under this Credit Agreement.

     19.2.  Certain Representations and Warranties: Limitations: Covenants. By
            ------- --------------- --- ----------  -----------  ---------
executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

          (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement or the other Loan Documents,

          (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Holdings Companies or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by any of the Holdings Companies or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

          (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in (S)7.4 and (S)8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

          (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

          (e) such assignee represents and warrants that it is an Eligible Assignee;

          (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof; together with such powers as are reasonably incidental thereto;

          (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

          (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

          (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata
                                                                      --- ----
     share of Letter of Credit Fees in respect of outstanding Letters of Credit.

     19.3.  Register. The Agent, acting for this purpose solely as agent of the
            --------
Borrower, shall maintain at the Agent's head office a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Credit Agreement. Notwithstanding anything to the contrary contained herein, no assignment shall be effective unless and until the Agent has recorded the appropriate Assignment and Acceptance in the Register and such assignment otherwise complies with (S)19. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,000, provided, however, in the case of an
                                       --------  -------
assignment to another Bank or to an affiliate of the transferor Bank, no such registration fee shall be due and payable.

     19.4.  New Revolving Credit Notes. Upon its receipt of an Assignment and
            --- --------- ------ -----

Acceptance executed by the parties to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, an amendment to the Revolving Credit Note affected by such assignment indicating the Assignment and Acceptance. Within five (5) days of issuance of any amendment to the Revolving Credit Notes pursuant to this (S)19.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such amendment and the legality, validity and binding effect thereof; in form and substance satisfactory to the Banks.

     19.5.  Participations. Each Bank may sell participations to one or more
            --------------
banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided
                                                                      --------
that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

     19.6.  Disclosure. The Borrower agree that in addition to disclosures made
            ----------
in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or
- --------
participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and
(c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

     19.7.  Assignee or Participant Affiliated with the Borrower. If any
            -------- -- ----------- ---------- ---- --- --------
assignee Bank is an Affiliate of the Borrower or Holdings, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to (S)13.1 or
(S)13.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Revolving Credit Loans. If any Bank sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a participant, and such participant is either of the Borrower or Holdings or an Affiliate of the Borrower or Holdings, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to (S)13.1 or (S)13.2 to the extent that such participation is beneficially owned by the Borrower, Holdings or any Affiliate of the Borrower or Holdings, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans to the extent of such participation.

     19.8.  Miscellaneous Assignment Provisions. Any assigning Bank shall retain
            -----------------------------------
its rights to be indemnified pursuant to (S)16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this (S)19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Revolving Credit Notes) to any of the twelve Federal Reserve Banks organized under (S)4 of the Federal Reserve Act, 12 U.S.C. (S)341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

     19.9. Assignment by Borrower. The Borrower shall not assign or transfer any
           ---------- -- --------
of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

                               20. NOTICES, ETC.
                                   -------- ---

     Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

          (a) if to any of the Holdings Companies, at 50 E. Swedesford Road, Frazer, Pennsylvania, Attention: R. Peter Zimmermann, Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

          (b) if to the Agent, at 901 Main Street, 67th Floor, Dallas, Texas 75283-1000, Attention: Yousuf Omar, Senior Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

          (c) if to any of the Bank Agents or any Bank, at such Bank Agent's or such Bank's address set forth on Schedule 1 hereto, or such other address
                                      -------- -
     for notice as such Bank Agent or Bank shall have last furnished in writing to the Person giving the notice.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(b) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

                               21. GOVERNING LAW.
                                   --------- ---

     THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS

     APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWER AND HOLDINGS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON EACH OF THE BORROWER AND HOLDINGS BY MAIL AT THE ADDRESS SPECIFIED IN (S)20. EACH OF THE BORROWER AND HOLDINGS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                                 22. HEADINGS.
                                     --------

     The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                               23. COUNTERPARTS.
                                   ------------

     This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                           24. ENTIRE AGREEMENT, ETC.
                               ------ ---------- ---

     The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in
(S)26.

                           25. WAIVER OF JURY TRIAL.
                               ------ -- ---- -----

     Each of Holdings and the Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Revolving Credit Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, each of Holdings and the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of Holdings and the Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

                    26. CONSENTS, AMENDMENTS, WAIVERS, ETC.
                        --------- ----------- -------- ----

     Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Holdings Companies of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, any amendment to this (S)26, the rate of interest on the Revolving Credit Notes (other than interest accruing pursuant to (S)5.10.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term or the principal amount of the Revolving Credit Notes, the amount of the Commitments of the Banks, the date for payment of principal, interest or fees, the release of any of the Guarantors (except for the release of any Guarantor due to an action which is expressly permitted by
(S)(S)8.6 and 9.5.2 of the Credit Agreement) and the amount of commitment fees or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's Fee or any Letter of Credit Fees payable for the LC Agent's account and (S)15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

                               27. SEVERABILITY.
                                   -------------

     The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

                       (S)28. TRANSITIONAL ARRANGEMENTS.

     28.1.  Prior Credit Agreement Superseded. This  Credit  Agreement  shall
            ---------------------------------
supersede the Prior Credit Agreement in its entirety. On the Closing Date, each of the "Revolving Credit Loans" (as defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement on the Closing Date shall, for purposes of this Credit Agreement, be Revolving Credit Loans, the "Term Loan" (as defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement on the Closing Date shall, for purposes of this Credit Agreement, be Revolving Credit Loans and each "Letter of Credit" (as defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement on the Closing Date shall, for purposes of this Credit Agreement, be a Letter of Credit hereunder, with the

Borrower, the Prior Lenders and the Banks making arrangements satisfactory to the Agent for the repayment of any such Revolving Credit Loans and Terms Loan (as defined in the Prior Credit Agreement) to any of the Prior Lenders which are not a Bank hereunder or to any Bank which reduces its Commitment hereunder from its Commitment under the Prior Credit Agreement. In addition, upon the repayment in full of all obligations owing to the Prior Lenders under the Prior Credit Agreement, the Agent shall obtain from the Agent under the Prior Credit Agreement and deliver to the Borrower all necessary UCC-3 termination statements and other discharges as are necessary to discharge all liens, encumbrances and security interests granted by any of the Holdings Companies in favor of the Agent under the Prior Credit Agreement for the benefit of the Prior Lenders.

     IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                                     DECISIONONE HOLDINGS CORP.



                                     By: /s/ R. Peter Zimmermann
                                        ------------------------------
                                        Name: R. Peter Zimmermann
                                        Title: Vice President

                                     DECISIONONE CORPORATION



                                     By: /s/ R. Peter Zimmermann
                                        ------------------------------
                                        Name: R. Peter Zimmermann
                                        Title: Vice President

                                     THE FIRST NATIONAL BANK OF
                                     BOSTON, individually and as Syndication
                                     Agent and Letter of Credit Agent



                                     By: /s/ Jay L. Massina
                                        ------------------------------
                                        Name: Jay L. Massina
                                        Vice President

                                     BANK OF AMERICA NATIONAL TRUST
                                     AND SAVINGS ASSOCIATION, as
                                     Documentation Agent



                                     By: /s/ L. Dustin Vincent, II
                                        ------------------------------
                                        Name: L. Dustin Vincent, II
                                        Title: Managing Director

                                     BANK OF AMERICA ILLINOIS



                                     By: /s/ L. Dustin Vincent, II
                                        ------------------------------
                                        Name: L. Dustin Vincent, II
                                        Title: Managing Director

                           [BLANK PAGE APPEARS HERE]

                                  Schedule 7.3


                              Title to Properties
                              -------------------

     The Holdings Companies have entered into capital leases of personal property from time to time in the ordinary course of business, primarily for motor vehicles and computer equipment.

Olga Brexel v. Decision Data Holdings Ltd.
- ------------------------------------------

In July of 1992, the plaintiff filed this action in the United States District Court for the Eastern District of New York. The action is based upon the plaintiff having sustained repetitive stress injury (right carpal tunnel syndrome) as a result of her continued use of a keyboard and or keyboards over the period of 1978 through 1990. Plaintiff alleges that these keyboards were manufactured and sold by Decision Data, IBM and Wang.

Plaintiff is claiming the amount of $1.5 million for compensatory damages and $10 million for punitive damages. This matter has been referred to Decision Data's insurance carriers who have assigned an attorney to defend this action.

Plaintiff's theories of liability are the negligent failure to warn of hazards, the negligent failure to test for these hazards and strict product liability. This case is one of approximately 60 cases which have been consolidated for discovery purposes in the Eastern District of New York against various equipment manufacturers.

In November, 1992, the plaintiff also filed an action in the New York State Supreme Court, based on the same allegations.

Larry Tolbert
- -------------

Mr. Tolbert was a trainee, but not an employee, under an arrangement among Liberty Mutual Insurance, Case Management, Inc. (a rehabilitation consulting company) and Econocom Services, Inc. The assets of Econocom were acquired by the Company on February 1, 1993, and Mr. Tolbert informally stayed on as a trainee with the Company until Mr. Tolbert left in August, 1993. Mr. Tolbert filed a claim with the Equal Employment Opportunity Commission alleging discrimination based on disability. The Company has responded to the claim denying the allegations and the EEOC issued a "no cause" finding and a right to sue letter to Mr. Tolbert.

Commonwealth Bank of Australia v. Deltec Corporation, Decision Data Service,
- ----------------------------------------------------------------------------
Inc. and Gary Electric
- -----------------------

The Bank brought an action in the Supreme Court of New York in June, 1993 alleging damages in the amount of $29,132.76 from a failed uninterruptible power system manufactured by Deltec, sold by Decision Data and installed by Gary Electric. The Company has answered the Complaint, denying any liability to the Bank. The Company has notified Deltec that it expects Deltec to indemnify the Company pursuant to a provision in the Distribution Agreement dated October 22, 1992 between Deltec and the Company.

Mark Kane
- ---------
Mr. Kane, a former employee who was terminated in 1994, filed a charge with the Equal Employment Opportunity Commission, and filed a lawsuit in the King County Superior Court, State of Washington, alleging reverse discrimination based on sex and race (white male). Mr. Kane is seeking back pay, front pay, lost wages, pension benefits, insurance benefits and attorney's fees. All of Mr. Kane's claims have been dismissed by the Court as a result of the Company's Motion for Summary Judgment. Mr. Kane is appealing that dismissal.

Anthony Bamber
- --------------
Mr. Bamber, a former employee of the Company, has filed a lawsuit in the Court of Common Pleas of Montgomery County, Pennsylvania alleging a breach of his severance agreement by the Company. Pursuant to his severance arrangement, in the event that Mr. Bamber became employed by another organization during his severance (the twelve months from January 1993 to January 1994) the amount of

Mr. Bamber's severance was to be reduced by one-half and the providing of his medical insurance was to cease. The Company notified Mr. Bamber that it had reason to believe that he became employed by another organization in April 1993 and, accordingly, reduced his severance by one-half from that time. Mr. Bamber has disagreed with the Company's position claiming that he received no compensation and was acting only as a consultant for this other organization and therefore was not employed by that organization within the meaning of his severance agreement.

The amount in dispute is approximately $57,000.00. The Company has responded to the lawsuit and the matter is in the discovery stage.

Gina Furtak
- -----------

Gina Furtak, a former employee of the Company, has filed a claim with the Illinois Human Rights Commission and also with the United States District Court in Illinois alleging sexual harassment while she was employed with the Company. Ms. Furtak is claiming damages in an unspecified amount. This matter is in its early stages of discovery.

William Whelan
- --------------

William Whelan, a former employee of the Company, has filed a claim with the Pennsylvania Human Relations Commission alleging that he was discriminated against because of his age. At the time of the termination of his employment, Mr. Whelan was sixty years old. The Pennsylvania Human Relations Commission conducted a fact-finding conference in May of 1995 and the Company is awaiting its decision. Mr. Whelan has filed a lawsuit in the Philadelphia Court of Common Pleas also alleging age discrimination based on the same facts.

Azalia C. Catuna
- ----------------

Ms. Catuna has filed a claim in the state of New York, Supreme Court, County of New York, based on a product liability claim that she suffered repetitive stress syndrome from the use of a keyboard sold to her employer by Mohawk Data Sciences. This claim is very similar to the ones filed by Christine R. LaJoie et.al. and Olga Brexel as previously described in this Schedule of Litigation.

The lawsuit was filed in December of 1993 and is currently in discovery stages.

Other Material Matters
- ----------------------

Revere Chemical Site - Nochamixon, PA - Environmental Protection Agency
- -----------------------------------------------------------------------
Indemnification - Qantel
- ------------------------

Decision Data has received a notice from the EPA that it is a potentially responsible party as relates to the EPA's current investigation of the source, extent and nature of the release of hazardous substances and pollutants at the Revere Chemical site located on Route 611 north of Route 412 in Nockamixon Township, Bucks County, Pennsylvania. This site has also been operated by ECHO, Inc. EPA has advised that hazardous chemicals (copper ammonium sulfate) were deposited by Mohawk Data Science drivers to the site during the early 1970's. There is no indication that Decision Data ever deposited or released chemicals of any kind at the site.

Decision Data has advised EPA that it did not assume liability for this site as a result of the merger with Momentum Technologies, Inc. ("Momentum"), because this site was not specifically identified as a liability being assumed by Momentum at the time of its purchase of the Herkimer division of Mohawk Data Sciences in 1986.

In December, 1992, Decision Data responded to a document request from the EPA by providing the relevant documents which Decision Data has in its possession.

Environmental Protection Agency Matter (Bucks County, Pennsylvania)
- -------------------------------------------------------------------

The EPA also notified the Company that it may be a potentially responsible party at the site located at Boarhead Farms, Bridgeton Township, Bucks County, Pennsylvania. As in the Nockamixon site, this site also allegedly contains hazardous chemicals deposited by Mohawk Data Science drivers in the early 1970's. The Company has advised the EPA that it believes it has no liability in connection with this site.

Environmental Protection Agency Matter (Oswego, New York)
- --------------------------------------------------------

The United States Environmental Protection Agency ("EPA") issued a notice that MDS ("MDS Herkimer") is a party to alleged pollution sites operated by PAS which are under investigation by the EPA and the New York State Department of Environmental Conservation ("NYSDEC"). These matters were disclosed as potential liabilities when Momentum Technologies, Inc. acquired MDS Herkimer in May 1986, and subsequently were assumed by Onset Corporation ("Onset") when Momentum Technologies, Inc. was merged into Onset in September, 1988. Since Onset has assumed the liabilities of the MDS Herkimer Division in the above matters, Onset is responsible for any possible liabilities assessed as a result of the activities of MDS Herkimer at the alleged PAS Central Site in Oswego, New York and six other satellite sites sent hazardous waste.

At the present time, estimates have been made through feasibility studies by the EPA for cleaning up the central site in Oswego, New York and the Fulton Terminal satellite site. To the best of my knowledge, we have not been notified of any studies issued by the EPA on the other five satellites.

The Oswego central site estimate to perform surface cleanup, new construction at the site, water remediation treatment, and operation and maintenance of the site was $12,868,000. This amount has been reviewed and approved by a steering committee set up by the potentially responsible parties ("PRP") which includes Onset. The estimated cost on the Fulton Terminal satellite site, per an EPA study, based on incineration of the soil, is $11,000,000. This amount has been questioned by the Steering Committee which has recommended capping, not incinerating, at the site.

Based on data from various EPA printouts, the hazardous waste sent to PAS which was generated by MDS Herkimer, expressed as a percentage of the total, amounted to 1.312% by volume and 1.266% based on the number of dumps. Using the 1.312% volume as a measure of Onset's responsibility, it is estimated that Onset's exposure at Oswego will be $169,000 and at Fulton a range of $70,000 to $145,000. At the present time, Onset, via Momentum Technologies, Inc., has contributed $91,912 toward the initial cleanup of the Oswego central site.

As mentioned earlier, there are five other satellite location in which Onset is liable for possible clean-up related costs. Based upon the above facts known at the Fulton satellite, it is probable that we will incur charges in a range of a worst case scenario of the above $145,000 per satellite down to an estimated minimum of approximately $70,000.

At the end of September of 1990, Onset signed Consent Decrees relating to both the Fulton Terminal site and the central site in Oswego. Pursuant to the former, Onset has agreed to pay towards the initial cleanup effort approximately $82,000, and pursuant to the latter, has agreed to pay an additional $11,000 towards the cost of a feasibility study regarding any future clean-up effort.

The signing of the aforesaid Consent Decrees does not release Onset from future liability for the costs of any additional clean-up efforts undertaken by the EPA. In turn, the above decrees do not materially affect the above estimated potential liabilities of Onset in relation to these alleged pollution sites.

Patent Incentives, Inc.
- -----------------------

Patent Incentives, Inc. ("PI") sent a notice to the Company in 1990 alleging that the Company's workstation and personal computer products infringe patents held by PI. Based upon a review by outside patent counsel, the Company advised PI that it does not believe these products infringe the PI patents. In addition, to the extent there is an infringement, the Company has notified the vendors who supply such products and has requested indemnification from them.

After hearing nothing for several years the Company has recently received a letter form the attorney for PI again raising the claim of patent infringement of the same patents plus two additional patents issued to PI in the interim. The Company is currently in he process of having this matter reviewed by patent counsel.

Government Price Audit
- ----------------------

The Company received a letter dated February 25, 1991 from GE/MATSCO regarding the GE/MATSCO purchase order GA 8125 dated March 29, 1983 (the "Purchase Order") to the Company. GE/MATSCO advised the Company that, as a result of its September, 1990, settlement agreement with the U.S. Government's Department of Justice, it was attempting to resolve certain outstanding Defense Contract Audit Agency audits, one of which concerned the Purchase Order and a subsequent audit report issued by the Defense Contract Audit Agency in March of 1985. The Purchase Order was for 244 card reader/punch units (part no.8010-80) over a five year period with an additional year option quantity of 25 units. The Government contends that the equipment under the Purchase Order failed to meet the exemption from submission of cost and pricing data because the equipment furnished did not qualify as a catalog item furnished in substantial quantities to the general public. The Defense Contract Audit Agency is of the opinion that the use of catalog pricing in lieu of cost data resulted in overpricing on the Purchase Order in the amount of $548,000. GE/MATSCO in its letter to the Company requested reimbursement in the amount of $548,400 as a result of this price adjustment.

Shortly after reviewing the February 25, 1991 letter, the Company replied to the GE/MATSCO letter by advising that the request for reimbursement came as a complete surprise nearly six years after the initial audit report of March, 1985. The Company further advised GE/MATSCO that due to the merger and other reorganizations which have taken place at the Company since that time, virtually all of the people who might have been involved in the initial contract award and any subsequent audit are no longer with the Company. Moreover, GE/MATSCO was advised that the Company is uncertain whether or not any of the records pertaining to this matter are still in the Company's possession.

Since responding, the Company has received no further communication from GE/MATSCO.

Environmental Protection Agency - Notice of Potential Liability
- ---------------------------------------------------------------
On August 5, 1991, the Company received a Notice of Potential Liability (the "NPL") from the Philadelphia Office of the United States Environmental Protection Agency (the "EPA") advising of potential liability that the Company may have incurred as a former operator of a facility at Line and Penn Streets in Lansdale, Pennsylvania (the "Lansdale Site").

The NPL further advised the Company that, at the present time, the EPA is planning to conduct a remedial investigation at the Lansdale Site to determine the nature and extent of the contamination and a feasibility study to evaluate the remedial action to be taken.

An identical NPL was sent to twenty nine (29) other parties. The EPA advised the parties to select a steering committee responsible for representing the group's interests. The EPA also stated that inclusion on this list of parties does not constitute a final determination by the EPA concerning the liability of any party.

In the last 1970's and early 1980's, the Company was the lessee of a warehouse located at the Lansdale Site in which the Company stored and refurbished equipment. It is believed that the Company stored two or three barrels of cleaning fluid at this site and these barrels are the only known potential pollutant kept at that location. Very little activity has taken place since the Company has received the NPL.

Pending
- -------

Bonnie Carter v. Bell Atlantic Business Systems Services, Inc.
- --------------------------------------------------------------
Ms. Carter, a former employee of Bell Atlantic Business Systems Services, Inc., filed suit alleging age and sex discrimination. The jury found against the Company on the age discrimination claim and the judge ruled against the Company on the sex discrimination claim. The Company has appealed the decision to the circuit court.

Peter Boylan v. Bell Atlantic Business Systems Services. Inc.
- -------------------------------------------------------------

Mr. Boylan, a former sales person, was discharged for unsatisfactory job performance. Employee brought suit against the Company for sales commissions in excess of $125,000.

James Walsh v. DecisionOne Corporation
- --------------------------------------

Mr. Walsh, a former sales person, received a severance package as part of the restructuring activity of the Company. Employee brought suit against the Company for sales commissions he believes he is owed.

THREATENED EMPLOYMENT CASES:
- ----------------------------

Frank Cinquemani (ADA/Age discrimination)
Spencer Schwartz (Age discrimination)
Jose Belliard (Race discrimination)
Joseph Martin (ADA (denied promotion))
Robert Adams (Canada - wrongful termination)
Kevin O'Connor (Canada - wrongful termination)

OTHER
- -----

Digital Equipment Corporation (allegations relating to purchase, sale or use of wrongfully converted DEC parts)

EEOC:
- -----

Albert Blackson (PHRC)  - Philadelphia, PA        Age, Race, Disability
                                                  Discrimination
Peter Brennan (EEOC)    - Denver, CO              Age Discrimination
Lynn Cisar (MD HRC)     - Rockville, MD           Sex Discrimination
Robert Cummings (PHRC)  - Malvern, PA             National Origin
Joseph Hayden (EEOC)    - Louisville, KY          Age Discrimination
Melvin Jones (EEOC)     - Philadelphia, PA        Disability
John Keown (FL HRC)     - Ft. Lauderdale          Handicap/Age Discrimination
Angela Pierce EEOC)     - Chicago, IL             Sex Discrimination
John Randal (EEOC)      - Miami, FL               Age/Retaliation
Sabrina Shabnam (EEOC)  - Minneapolis, MN         Sex/Race/Retaliation
Lisa Sundberg (MN, DHR) - Minneapolis, MN         Sex Discrimination